EXHIBIT 99.2

EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Partners
NGL Energy Partners LP

We have audited the accompanying consolidated balance sheets of NGL Energy Partners LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of March 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended March 31, 2016. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NGL Energy Partners LP and subsidiaries as of March 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Partnership adopted new accounting guidance in 2016 and 2015 related to the presentation of debt issuance costs.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Partnership’s internal control over financial reporting as of March 31, 2016, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 31, 2016 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 31, 2016

EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Partners
NGL Energy Partners LP

We have audited the internal control over financial reporting of NGL Energy Partners LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of March 31, 2016, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting (“Management’s Report”). Our responsibility is to express an opinion on the Partnership’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of March 31, 2016, based on criteria established in the 2013 Internal Control-Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Partnership as of and for the year ended March 31, 2016, and our report dated May 31, 2016 expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 31, 2016

EXHIBIT 99.2

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Balance Sheets
(U.S. Dollars in Thousands, except unit amounts)

	March 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,176	$41,303
Accounts receivable-trade, net of allowance for doubtful accounts of $6,928 and $4,367, respectively	521,014	1,025,763
Accounts receivable-affiliates	15,625	17,198
Inventories	367,806	442,025
Prepaid expenses and other current assets	95,859	121,207
Total current assets	1,028,480	1,647,496

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $266,491 and $202,959, respectively	1,649,572	1,624,016
GOODWILL	1,315,362	1,558,233
INTANGIBLE ASSETS, net of accumulated amortization of $316,878 and $216,493, respectively	1,148,890	1,232,308
INVESTMENTS IN UNCONSOLIDATED ENTITIES	219,550	472,673
LOAN RECEIVABLE-AFFILIATE	22,262	8,154
OTHER NONCURRENT ASSETS	176,039	112,912
Total assets	$5,560,155	$6,655,792

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$420,306	$833,018
Accounts payable-affiliates	7,193	25,794
Accrued expenses and other payables	214,426	202,349
Advance payments received from customers	56,185	54,234
Current maturities of long-term debt	7,907	4,472
Total current liabilities	706,017	1,119,867

LONG-TERM DEBT, net of debt issuance costs of $15,500 and $17,835, respectively, and current maturities	2,912,837	2,727,464
OTHER NONCURRENT LIABILITIES	247,236	115,029

COMMITMENTS AND CONTINGENCIES (NOTE 10)	0	0

EQUITY:
General partner, representing a 0.1% interest, 104,274 and 103,899 notional units, respectively	(50,811)	(37,000)
Limited partners, representing a 99.9% interest, 104,169,573 and 103,794,870 common units issued and outstanding, respectively	1,707,326	2,183,551
Accumulated other comprehensive loss	(157)	(109)
Noncontrolling interests	37,707	546,990
Total equity	1,694,065	2,693,432
Total liabilities and equity	$5,560,155	$6,655,792

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Operations
(U.S. Dollars in Thousands, except unit and per unit amounts)

	Year Ended March 31,
	2016	2015	2014
REVENUES:
Crude oil logistics	$3,217,079	$6,635,384	$4,558,545
Water solutions	185,001	200,042	143,100
Liquids	1,194,479	2,243,825	2,650,425
Retail propane	352,977	489,197	551,815
Refined products and renewables	6,792,112	7,231,693	1,357,676
Other	462	1,916	437,713
Total Revenues	11,742,110	16,802,057	9,699,274

COST OF SALES:
Crude oil logistics	3,111,717	6,560,506	4,477,397
Water solutions	(7,336)	(30,506)	11,738
Liquids	1,037,118	2,111,614	2,518,099
Retail propane	156,757	278,538	354,676
Refined products and renewables	6,540,599	7,035,472	1,344,176
Other	182	2,583	426,613
Total Cost of Sales	10,839,037	15,958,207	9,132,699

OPERATING COSTS AND EXPENSES:
Operating	401,118	364,131	259,799
General and administrative	139,541	149,430	75,860
Depreciation and amortization	228,924	193,949	120,754
Loss on disposal or impairment of assets, net	320,766	41,184	3,597
Revaluation of liabilities	(82,673)	(12,264)	—
Operating (Loss) Income	(104,603)	107,420	106,565

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	16,121	12,103	1,898
Interest expense	(133,089)	(110,123)	(58,854)
Gain on early extinguishment of debt	28,532	—	—
Other income, net	5,575	37,171	86
(Loss) Income Before Income Taxes	(187,464)	46,571	49,695

INCOME TAX BENEFIT (EXPENSE)	367	3,622	(937)

Net (Loss) Income	(187,097)	50,193	48,758

LESS: NET INCOME ALLOCATED TO GENERAL PARTNER	(47,620)	(45,700)	(14,148)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(11,832)	(12,887)	(1,103)
NET (LOSS) INCOME ALLOCATED TO LIMITED PARTNERS	$(246,549)	$(8,394)	$33,507

BASIC AND DILUTED (LOSS) INCOME PER COMMON UNIT	$(2.35)	$(0.05)	$0.51
BASIC AND DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	104,838,886	86,359,300	61,970,471

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(U.S. Dollars in Thousands)

	Year Ended March 31,
	2016	2015	2014
Net (loss) income	$(187,097)	$50,193	$48,758
Other comprehensive (loss) income	(48)	127	(260)
Comprehensive (loss) income	$(187,145)	$50,320	$48,498

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Changes in Equity
For the Years Ended March 31, 2016, 2015, and 2014
(U.S. Dollars in Thousands, except unit amounts)

		Limited Partners
	General Partner	Common Units	Amount	Subordinated Units	Amount	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
BALANCES AT MARCH 31, 2013	$(50,497)	47,703,313	$920,998	5,919,346	$13,153	$24	$5,740	$889,418
Distributions	(9,703)	—	(123,467)	—	(11,920)	—	(840)	(145,930)
Contributions	765	—	—	—	—	—	2,060	2,825
Business combinations	—	2,860,879	80,591	—	—	—	—	80,591
Sales of units, net of offering costs	—	22,560,848	650,155	—	—	—	—	650,155
Equity issued pursuant to incentive compensation plan	—	296,269	9,085	—	—	—	—	9,085
Disposal of noncontrolling interest	—	—	—	—	—	—	(2,789)	(2,789)
Net income	14,148	—	32,712	—	795	—	1,103	48,758
Other comprehensive loss	—	—	—	—	—	(260)	—	(260)
BALANCES AT MARCH 31, 2014	(45,287)	73,421,309	1,570,074	5,919,346	2,028	(236)	5,274	1,531,853
Distributions	(38,236)	—	(197,611)	—	(6,748)	—	(27,147)	(269,742)
Contributions	823	—	—	—	—	—	9,433	10,256
Business combinations	—	8,851,105	259,937	—	—	—	546,740	806,677
Sales of units, net of offering costs	—	15,017,100	541,128	—	—	—	—	541,128
Equity issued pursuant to incentive compensation plan	—	586,010	23,134	—	—	—	—	23,134
Net income (loss)	45,700	—	(4,479)	—	(3,915)	—	12,887	50,193
Other comprehensive income	—	—	—	—	—	127	—	127
Conversion of subordinated units to common units	—	5,919,346	(8,635)	(5,919,346)	8,635	—	—	—
Other	—	—	3	—	—	—	(197)	(194)
BALANCES AT MARCH 31, 2015	(37,000)	103,794,870	2,183,551	—	—	(109)	546,990	2,693,432
Distributions	(61,485)	—	(260,522)	—	—	—	(35,720)	(357,727)
Contributions	54	—	(3,829)	—	—	—	15,376	11,601
Business combinations	—	833,454	19,108	—	—	—	9,248	28,356
Equity issued pursuant to incentive compensation plan	—	1,165,053	33,290	—	—	—	—	33,290
Common unit repurchases	—	(1,623,804)	(17,680)	—	—	—	—	(17,680)
Net income (loss)	47,620	—	(246,549)	—	—	—	11,832	(187,097)
Deconsolidation of TLP	—	—	—	—	—	—	(511,291)	(511,291)
Other comprehensive loss	—	—	—	—	—	(48)	—	(48)
TLP equity-based compensation	—	—	—	—	—	—	1,301	1,301
Other	—	—	(43)	—	—	—	(29)	(72)
BALANCES AT MARCH 31, 2016	$(50,811)	104,169,573	$1,707,326	—	$—	$(157)	$37,707	$1,694,065

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)

	Year Ended March 31,
	2016	2015	2014
OPERATING ACTIVITIES:
Net (loss) income	$(187,097)	$50,193	$48,758
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs	249,211	210,475	132,653
Gain on early extinguishment of debt	(28,532)	—	—
Non-cash equity-based compensation expense	51,565	32,767	14,054
Loss on disposal or impairment of assets, net	320,766	41,184	3,597
Revaluation of liabilities	(82,673)	(12,264)	—
Provision for doubtful accounts	5,628	4,105	2,445
Net commodity derivative (gain) loss	(103,223)	(219,421)	43,655
Equity in earnings of unconsolidated entities	(16,121)	(12,103)	(1,898)
Distributions of earnings from unconsolidated entities	17,404	12,539	—
Other	(47)	124	312
Changes in operating assets and liabilities, exclusive of acquisitions:
Accounts receivable-trade	497,560	50,620	21,115
Accounts receivable-affiliates	7,980	(9,225)	18,002
Inventories	74,686	243,292	(73,321)
Prepaid expenses and other assets	10,572	(34,505)	20,308
Accounts payable-trade	(421,210)	(1,965)	(167,060)
Accounts payable-affiliates	(18,499)	(51,121)	67,361
Accrued expenses and other liabilities	(26,665)	(61,889)	(41,671)
Advance payments received from customers	190	19,585	(3,074)
Net cash provided by operating activities	351,495	262,391	85,236

INVESTING ACTIVITIES:
Purchases of long-lived assets	(661,885)	(203,760)	(165,148)
Purchases of pipeline capacity allocations	—	(24,218)	—
Purchase of equity interest in Grand Mesa Pipeline	—	(310,000)	—
Acquisitions of businesses, including acquired working capital, net of cash acquired	(234,652)	(960,922)	(1,268,810)
Cash flows from commodity derivatives	105,662	199,165	(35,956)
Proceeds from sales of assets	8,455	26,262	24,660
Proceeds from sale of general partner interest in TLP, net	343,135	—	—
Investments in unconsolidated entities	(11,431)	(33,528)	(11,515)
Distributions of capital from unconsolidated entities	15,792	10,823	1,591
Loan for natural gas liquids facility	(3,913)	(63,518)	—
Payments on loan for natural gas liquids facility	7,618	1,625	—
Loan to affiliate	(15,621)	(8,154)	—
Payments on loan to affiliate	1,513	—	—
Other	—	4	(195)
Net cash used in investing activities	(445,327)	(1,366,221)	(1,455,373)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	2,602,500	3,764,500	2,545,500
Payments on revolving credit facilities	(2,133,000)	(3,280,000)	(2,101,000)
Issuances of notes	—	400,000	450,000
Repurchases of senior notes	(43,421)	—	—
Proceeds from borrowings under other long-term debt	53,223	—	880
Payments on other long-term debt	(5,087)	(6,688)	(8,819)
Debt issuance costs	(10,237)	(11,076)	(24,595)

EXHIBIT 99.2

Contributions from general partner	54	823	765
Contributions from limited partner	(3,829)	—	—
Contributions from noncontrolling interest owners	15,376	9,433	2,060
Distributions to partners	(322,007)	(242,595)	(145,090)
Distributions to noncontrolling interest owners	(35,720)	(27,147)	(840)
Taxes paid on behalf of equity incentive plan participants	(19,395)	(13,491)	—
Common unit repurchases	(17,680)	—	—
Proceeds from sale of common units, net of offering costs	—	541,128	650,155
Other	(72)	(194)	—
Net cash provided by financing activities	80,705	1,134,693	1,369,016
Net (decrease) increase in cash and cash equivalents	(13,127)	30,863	(1,121)
Cash and cash equivalents, beginning of period	41,303	10,440	11,561
Cash and cash equivalents, end of period	$28,176	$41,303	$10,440

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements
At March 31, 2016 and 2015, and for the Years Ended March 31, 2016, 2015, and 2014

Note 1—Nature of Operations and Organization

NGL Energy Partners LP (“we,” “us,” “our,” or the “Partnership”) is a Delaware limited partnership formed in September 2010. NGL Energy Holdings LLC serves as our general partner. On May 17, 2011, we completed our initial public offering (“IPO”). Subsequent to our IPO, we significantly expanded our operations through numerous acquisitions as discussed in Note 4. At March 31, 2016, our operations include:

•
Our crude oil logistics segment, the assets of which include owned and leased crude oil storage terminals and pipeline injection stations, a fleet of owned trucks and trailers, a fleet of owned and leased railcars, a fleet of owned barges and towboats, and interests in two crude oil pipelines. Our crude oil logistics segment purchases crude oil from producers and transports it to refineries or for resale at owned and leased pipeline injection stations, storage terminals, barge loading facilities, rail facilities, refineries, and other trade hubs.

•
Our water solutions segment, the assets of which include water pipelines, water treatment and disposal facilities, washout facilities, and solid waste disposal facilities. Our water solutions segment provides services for the treatment and disposal of wastewater generated from crude oil and natural gas production and for the disposal of solids such as tank bottoms and drilling fluids and performs truck washouts. In addition, our water solutions segment sells the recycled water and recovered hydrocarbons that result from performing these services.

•
Our liquids segment, which supplies natural gas liquids to retailers, wholesalers, refiners, and petrochemical plants throughout the United States and in Canada, and which provides natural gas liquids terminaling and storage services through its 19 owned terminals throughout the United States, its salt dome storage facility in Utah, and its leased storage and railcar transportation services through its fleet of leased railcars.

•
Our retail propane segment, which sells propane, distillates, and equipment and supplies to end users consisting of residential, agricultural, commercial, and industrial customers and to certain resellers in 25 states and the District of Columbia.

•
Our refined products and renewables segment, which conducts gasoline, diesel, ethanol, and biodiesel marketing operations. We purchase refined petroleum and renewable products primarily in the Gulf Coast, Southeast and Midwest regions of the United States and schedule them for delivery at various locations. See Note 14 for a discussion of our interests in TransMontaigne Partners L.P. (“TLP”).

Recent Developments

On February 1, 2016, we completed the sale of our general partner interest in TLP to an affiliate of ArcLight Capital Partners (“ArcLight”). As a result, on February 1, 2016, we deconsolidated TLP and began to account for our limited partner investment in TLP using the equity method of accounting. See Note 14 for a discussion of the sale. Our investment in TLP is included in investments in unconsolidated entities in our consolidated balance sheet. As TLP was previously a consolidated entity, our consolidated statement of operations includes ten months of TLP’s operations and income attributable to the noncontrolling interests of TLP, and two months of our equity in earnings of TLP, the period after the deconsolidation.

Note 2—Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The accompanying consolidated financial statements include our accounts and those of our controlled subsidiaries. All significant intercompany transactions and account balances have been eliminated in consolidation. Investments we cannot control, but can exercise significant influence over, are accounted for using the equity method of accounting. We also own an undivided interest in a crude oil pipeline (see Note 16). We will include our proportionate share of assets, liabilities, and expenses related to this pipeline in our consolidated financial statements.

We have reclassified certain prior period financial statement information to be consistent with the classification methods used in the current fiscal year. These reclassifications did not impact previously reported amounts of equity, net income, or cash flows. In addition, certain balances at March 31, 2015 were adjusted to reflect the final acquisition accounting for certain business combinations.

EXHIBIT 99.2

In the fourth quarter of fiscal year 2016, we identified an immaterial error in our previously issued financial statements for the year ended March 31, 2015. We have changed our previously issued consolidated balance sheet as of March 31, 2015 and consolidated statements of operations, consolidated statement of comprehensive income, consolidated statement of changes in equity, and consolidated statement of cash flows for the year ended March 31, 2015 for the correction of this immaterial error. The impact of this error correction is more specifically described  in Note 17.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amount of assets and liabilities reported at the date of the consolidated financial statements and the amount of revenues and expenses reported during the periods presented.

Critical estimates we make in the preparation of our consolidated financial statements include determining the fair value of assets and liabilities acquired in business combinations, the collectability of accounts receivable, the recoverability of inventories, useful lives and recoverability of property, plant and equipment and amortizable intangible assets, the impairment of assets, the fair value of asset retirement obligations, the value of equity-based compensation, and accruals for various commitments and contingencies, among others. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Fair Value Measurements

We record our commodity derivative instruments and assets and liabilities acquired in business combinations at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value is based upon assumptions that market participants would use when pricing an asset or liability. We use the following fair value hierarchy, which prioritizes valuation technique inputs used to measure fair value into three broad levels:

•	Level 1—Quoted prices in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

•
Level 2—Inputs (other than quoted prices included within Level 1) that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability, and (iv) inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include non-exchange traded derivatives such as over-the-counter commodity price swap and option contracts. We determine the fair value of all of our derivative financial instruments utilizing pricing models for similar instruments. Inputs to the pricing models include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

•	Level 3—Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to a fair value measurement requires judgment, considering factors specific to the asset or liability.

Derivative Financial Instruments

We record all derivative financial instrument contracts at fair value in our consolidated balance sheets except for certain contracts that qualify for the normal purchase and normal sale election. Under this accounting policy election, we do not record the contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs.

We have not designated any financial instruments as hedges for accounting purposes. All changes in the fair value of our commodity derivative instruments that do not qualify as normal purchases and normal sales (whether cash transactions or non-cash mark-to-market adjustments) are reported within cost of sales in our consolidated statements of operations, regardless of whether the contract is physically or financially settled.

EXHIBIT 99.2

We utilize various commodity derivative financial instrument contracts to attempt to reduce our exposure to price fluctuations. We do not enter into such contracts for trading purposes. Changes in assets and liabilities from commodity derivative financial instruments result primarily from changes in market prices, newly originated transactions, and the timing of settlements. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on our assessment of anticipated market movements. Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Procedures and limits for managing commodity price risks and credit risks are specified in our market risk policy and credit risk policy, respectively. Open commodity positions and market price changes are monitored daily and are reported to senior management and to marketing operations personnel. Credit risk is monitored daily and exposure is minimized through customer deposits, restrictions on product liftings, letters of credit, and entering into master netting agreements that allow for offsetting counterparty receivable and payable balances for certain transactions.

Revenue Recognition

We record product sales revenues when title to the product transfers to the purchaser, which typically occurs when the purchaser receives the product. We record terminaling, transportation, storage, and service revenues when the service is performed, and we record tank and other rental revenues over the lease term. Several of our terminaling service agreements with throughput customers, allow us to receive the product volume gained resulting from differences between the measurement of product volumes received and distributed at our terminaling facilities. Such differences are due to the inherent variances in measurement devices and methodology. We record revenues for the net proceeds from the sale of the product gained. Revenues for our water solutions segment are recognized when we obtain the wastewater at our treatment and disposal facilities.

We report taxes collected from customers and remitted to taxing authorities, such as sales and use taxes, on a net basis. We include amounts billed to customers for shipping and handling costs in revenues in our consolidated statements of operations. We enter into certain contracts whereby we agree to purchase product from a counterparty and sell the same volume of product to the same counterparty at a different location or time. When such agreements are entered into at the same time and in contemplation of each other, we record the revenues for these transactions net of cost of sales.

Revenues include $5.8 million and $0.7 million during the years ended March 31, 2016 and 2015, respectively, associated with the amortization of a liability recorded in the acquisition accounting for an acquired business related to certain out-of-market revenue contracts.

Cost of Sales

We include all costs we incur to acquire products, including the costs of purchasing, terminaling, and transporting inventory, prior to delivery to our customers, in cost of sales. Cost of sales excludes depreciation of our property, plant and equipment. Cost of sales includes amortization of certain contract-based intangible assets of $6.7 million, $7.8 million, and $6.2 million during the years ended March 31, 2016, 2015, and 2014, respectively.

Depreciation and Amortization

Depreciation and amortization in our consolidated statements of operations includes all depreciation of our property, plant and equipment and amortization of intangible assets other than debt issuance costs, for which the amortization is recorded to interest expense, and certain contract-based intangible assets, for which the amortization is recorded to cost of sales.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand and time deposits, and funds invested in highly liquid instruments with maturities of three months or less at the date of purchase. At times, certain account balances may exceed federally insured limits.

EXHIBIT 99.2

Supplemental Cash Flow Information

Supplemental cash flow information is as follows for the periods indicated:

	Year Ended March 31,
	2016	2015	2014
	(in thousands)
Interest paid, exclusive of debt issuance costs and letter of credit fees	$117,185	$90,556	$31,827
Income taxes paid (net of income tax refunds)	$2,300	$22,816	$1,639

Cash flows from settlements of commodity derivative instruments are classified as cash flows from investing activities in our consolidated statements of cash flows, and adjustments to the fair value of commodity derivative instruments are included in operating activities.

Accounts Receivable and Concentration of Credit Risk

We operate in the United States and Canada. We grant unsecured credit to customers under normal industry standards and terms, and have established policies and procedures that allow for an evaluation of each customer’s creditworthiness as well as general economic conditions. The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts, which assessment considers the overall creditworthiness of customers and any specific disputes. Accounts receivable are considered past due or delinquent based on contractual terms. We write off accounts receivable against the allowance for doubtful accounts when collection efforts have been exhausted.

We execute netting agreements with certain customers to mitigate our credit risk. Receivables and payables are reflected at a net balance to the extent a netting agreement is in place and we intend to settle on a net basis.

Our accounts receivable consist of the following at the dates indicated:

	March 31, 2016		March 31, 2015
Segment	Gross Receivable	Allowance for Doubtful Accounts	Gross Receivable	Allowance for Doubtful Accounts
	(in thousands)
Crude oil logistics	$175,341	$8	$600,896	$382
Water solutions	34,952	4,514	38,689	709
Liquids	73,478	505	99,699	1,133
Retail propane	31,583	965	55,147	1,619
Refined products and renewables	211,259	936	234,802	524
Other	1,329	—	897	—
Total	$527,942	$6,928	$1,030,130	$4,367

Changes in the allowance for doubtful accounts are as follows for the periods indicated:

	Year Ended March 31,
	2016	2015	2014
	(in thousands)
Allowance for doubtful accounts, beginning of period	$4,367	$2,822	$1,760
Provision for doubtful accounts	5,628	4,105	2,445
Write off of uncollectible accounts	(3,067)	(2,560)	(1,383)
Allowance for doubtful accounts, end of period	$6,928	$4,367	$2,822

We did not have any customers that represented over 10% of consolidated revenues for fiscal years 2016, 2015 and 2014.

EXHIBIT 99.2

Inventories

We value our inventories at the lower of cost or market, with cost determined using either the weighted-average cost or the first in, first out (FIFO) methods, including the cost of transportation and storage. Market is determined based on estimated replacement cost using prices at the end of the reporting period. In performing this analysis, we consider fixed-price forward commitments and the opportunity to transfer propane inventory from our wholesale liquids business to our retail propane business to sell the inventory in retail markets. At March 31, 2016 and 2015, our inventory values were reduced by $13.3 million and $16.8 million, respectively, of lower of cost or market adjustments.

Inventories consist of the following at the dates indicated:

	March 31,
	2016	2015
	(in thousands)
Crude oil	$84,030	$145,412
Natural gas liquids—
Propane	28,639	44,798
Butane	8,461	8,668
Other	6,011	3,874
Refined products—
Gasoline	80,569	128,092
Diesel	99,398	59,097
Renewables	52,458	44,668
Other	8,240	7,416
Total	$367,806	$442,025

Investments in Unconsolidated Entities

We own noncontrolling interests in certain entities. We account for these investments using the equity method of accounting. Under the equity method, we do not report the individual assets and liabilities of these entities on our consolidated balance sheets; instead, our ownership interests are reported within investments in unconsolidated entities on our consolidated balance sheets. Under the equity method, the investment is recorded at acquisition cost, increased by our proportionate share of any earnings and additional capital contributions and decreased by our proportionate share of any losses, distributions paid, and amortization of any excess investment. Excess investment is the amount by which our total investment exceeds our proportionate share of the historical net book value of the net assets of the investee.

As discussed below, on February 1, 2016, we sold our general partner interest in TLP. As a result, on February 1, 2016, we deconsolidated TLP and began to account for our limited partner investment in TLP using the equity method of accounting. Also, as part of the deconsolidation of TLP, our previous investments in Battleground Oil Specialty Terminal Company LLC (“BOSTCO”), which owns a refined products storage facility, and Frontera Brownsville LLC (“Frontera”) are no longer disclosed as investments in unconsolidated entities.

EXHIBIT 99.2

Our investments in unconsolidated entities consist of the following at the dates indicated:

		Ownership	Date Acquired	March 31,
Entity	Segment	Interest	or Formed	2016	2015
				(in thousands)
Glass Mountain (1)	Crude oil logistics	50.0%	December 2013	$179,594	$187,590
TLP (2)	Refined products and renewables	19.6%	July 2014	8,301	—
BOSTCO (3)	Refined products and renewables	42.5%	July 2014	—	238,146
Frontera (3)	Refined products and renewables	50.0%	July 2014	—	16,927
Water supply company	Water solutions	35.0%	June 2014	15,875	16,471
Water treatment and disposal facility	Water solutions	50.0%	August 2015	2,238	—
Ethanol production facility	Refined products and renewables	19.0%	December 2013	12,570	13,539
Retail propane company	Retail propane	50.0%	April 2015	972	—
Total				$219,550	$472,673

(1)
When we acquired Gavilon Energy, we recorded the investment in Glass Mountain, which owns a crude oil pipeline in Oklahoma, at fair value. Our investment in Glass Mountain exceeds our proportionate share of the historical net book value of Glass Mountain’s net assets by $74.6 million at March 31, 2016. This difference relates primarily to goodwill and customer relationships.

(2)
On February 1, 2016, we deconsolidated TLP (see Note 1 and Note 14), and as a result, we recorded our equity method investment in TLP. On April 1, 2016, we sold all of the TLP common units that we held (see Note 19).

(3)	As part of the deconsolidation of TLP on February 1, 2016, our previous investments in BOSTCO and Frontera are no longer disclosed as investments in unconsolidated entities.

The following table summarizes the cumulative earnings (loss) from our unconsolidated entities and cumulative distributions received from our unconsolidated entities at March 31, 2016:

Entity	Cumulative Earnings (Loss) From Unconsolidated Entities	Cumulative Distributions Received From Unconsolidated Entities
	(in thousands)
Glass Mountain	$7,251	$23,260
TLP	807	—
BOSTCO	13,432	23,491
Frontera	3,779	4,274
Water supply company	(625)	—
Water treatment and disposal facility	44	96
Ethanol production facility	5,961	7,028
Retail propane company	(528)	—

EXHIBIT 99.2

Summarized financial information of our unconsolidated entities is as follows for the dates and periods indicated:

Balance sheets -

	Current Assets		Noncurrent Assets		Current Liabilities		Noncurrent Liabilities
	March 31,
	2016	2015	2016	2015	2016	2015	2016	2015
	(in thousands)
Glass Mountain	$7,248	$8,456	$204,020	$214,494	$1,268	$1,080	$24	$37
TLP	10,419	—	652,309	—	18,812	—	267,373	—
BOSTCO	—	13,710	—	507,655	—	11,189	—	—
Frontera	—	4,608	—	43,805	—	1,370	—	—
Water supply company	2,589	3,160	28,150	32,447	2,923	644	20,746	26,251
Water treatment and disposal facility	91	—	4,476	—	124	—	—	—
Ethanol production facility	34,477	38,607	90,310	85,277	14,616	15,755	30,730	21,403
Retail propane company	700	—	2,248	—	555	—	449	—

Statements of operations -

	Revenues			Cost of Sales			Net Income (Loss)
	March 31,
	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(in thousands)
Glass Mountain	$35,978	$37,539	$3,979	$1,943	2,771	$—	$11,227	$12,345	$445
TLP	28,258	—	—	—	—	—	6,083	—	—
BOSTCO	60,420	45,067	—	—	—	—	21,987	11,074	—
Frontera	14,114	10,643	—	—	—	—	4,091	1,352	—
Water supply company	4,062	8,326	—	—	—	—	(1,618)	(104)	—
Water treatment and disposal facility	777	—	—	—	—	—	85	—	—
Ethanol production facility	129,533	159,148	61,929	105,161	117,222	39,449	5,796	24,607	17,599
Retail propane company	715	—	—	321	—	—	(1,056)	—	—

Other Noncurrent Assets

Other noncurrent assets consist of the following at the dates indicated:

	March 31,
	2016	2015
	(in thousands)
Loan receivable (1)	$49,827	$58,050
Linefill (2)	35,060	35,060
Tank bottoms (3)	42,044	—
Other	49,108	19,802
Total	$176,039	$112,912

(1)	Represents a loan receivable associated with our financing of the construction of a natural gas liquids facility to be utilized by a third party.

(2)
Represents minimum volumes of crude oil we are required to leave on certain third-party owned pipelines under long-term shipment commitments. At March 31, 2016, linefill consisted of 487,104 barrels of crude oil.

EXHIBIT 99.2

(3)
Tank bottoms, which are product volumes required for the operation of storage tanks, are recorded at historical cost. We recover tank bottoms when the storage tanks are removed from service. At March 31, 2016, tank bottoms held in third party terminals consisted of 366,212 barrels of refined products. Tank bottoms held in terminals we own are included within property, plant and equipment (see Note 5).

Accrued Expenses and Other Payables

Accrued expenses and other payables consist of the following at the dates indicated:

	March 31,
	2016	2015
	(in thousands)
Accrued compensation and benefits	$40,517	$52,078
Excise and other tax liabilities	59,455	43,847
Derivative liabilities	28,612	27,950
Accrued interest	20,543	23,065
Product exchange liabilities	5,843	15,480
Deferred gain on sale of general partner interest in TLP	30,113	—
Other	29,343	39,929
Total	$214,426	$202,349

Property, Plant and Equipment

We record property, plant and equipment at cost, less accumulated depreciation. Acquisitions and improvements are capitalized, and maintenance and repairs are expensed as incurred. As we dispose of assets, we remove the cost and related accumulated depreciation from the accounts, and any resulting gain or loss is included in loss on disposal or impairment of assets, net. We compute depreciation expense on a majority of our property, plant and equipment using the straight-line method over the estimated useful lives of the assets (see Note 5).

We evaluate the carrying value of our property, plant and equipment for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. In that event, we recognize a loss equal to the amount by which the carrying value exceeds the fair value of the asset group (see Note 14).

Intangible Assets

Our intangible assets include contracts and arrangements acquired in business combinations, including customer relationships, pipeline capacity rights, a water facility development agreement, executory contracts and other agreements, covenants not to compete, trade names, and customer commitments. In addition, we capitalize certain debt issuance costs associated with our revolving credit facilities. We amortize the majority of our intangible assets on a straight-line basis over the assets estimated useful lives (see Note 7). We amortize debt issuance costs over the terms of the related debt on a method that approximates the effective interest method.

We evaluate the carrying value of our amortizable intangible assets for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. In that event, we recognize a loss equal to the amount by which the carrying value exceeds the fair value of the asset group. When we cease to use an acquired trade name, we test the trade name for impairment using the “relief from royalty” method and we begin amortizing the trade name over its estimated useful life as a defensive asset.

EXHIBIT 99.2

Debt Issuance Costs

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” On March 31, 2016, we adopted this ASU, which requires certain debt issuance costs to be reported as a reduction to the carrying amount of the long-term debt. This ASU does not apply to debt issuance costs related to revolving credit facilities, and we continue to report such debt issuance costs as intangible assets. We have applied this ASU retrospectively to our March 31, 2015 consolidated balance sheet. The following table compares the intangible asset and long-term debt balances as currently reported to the amounts that would have been reported under the old accounting standard:

	At March 31,
	2016		2015
	Current Standard	Previous Standard	Current Standard	Previous Standard
	(in thousands)
Intangible assets	$1,148,890	$1,164,390	$1,232,308	$1,250,143
Long-term debt	2,912,837	2,928,337	2,727,464	2,745,299

Goodwill

Goodwill represents the excess of cost over the fair value of net assets of acquired businesses. Business combinations are accounted for using the “acquisition method” (see Note 4). We expect that substantially all of our goodwill at March 31, 2016 is deductible for income tax purposes.

Goodwill and indefinite-lived intangible assets are not amortized, but instead are evaluated for impairment periodically. We perform our annual assessment of impairment during the fourth quarter of our fiscal year, and more frequently if circumstances warrant.

To perform this assessment, we consider qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit exceeds its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, we perform the following two-step goodwill impairment test:

•
In the first step of the goodwill impairment test, we compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

•
In the second step of the goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Estimates and assumptions used to perform the impairment evaluation are inherently uncertain and can significantly affect the outcome of the analysis. The estimates and assumptions we used in the annual assessment for impairment of goodwill included market participant considerations and future forecasted operating results. Changes in operating results and other assumptions could materially affect these estimates. See Note 14 further a further discussion and analysis of our goodwill impairment assessment.

Product Exchanges

Quantities of products receivable or returnable under exchange agreements are reported within prepaid expenses and other current assets or within accrued expenses and other payables in our consolidated balance sheets. We estimate the value of product exchange assets and liabilities based on the weighted-average cost basis of the inventory we have delivered or will deliver on the exchange, plus or minus location differentials.

EXHIBIT 99.2

Advance Payments Received from Customers

We record customer advances on product purchases as a liability in our consolidated balance sheets.

Noncontrolling Interests

We have certain consolidated subsidiaries in which outside parties own interests. The noncontrolling interest shown in our consolidated financial statements represents the other owners’ interest in these entities.

As previously reported, as part of our acquisition of TransMontaigne on July 1, 2014, we acquired the 2% general partner interest and a 19.7% limited partner interest in TLP. We attributed net earnings allocable to TLP’s limited partners to the controlling and noncontrolling interests based on the relative ownership interests in TLP. Earnings allocable to TLP’s limited partners were net of the earnings allocable to TLP’s general partner interest. Earnings allocable to TLP’s general partner interest include the distributions of cash attributable to the period to TLP’s general partner interest and incentive distribution rights, net of adjustments for TLP’s general partner’s proportionate share of undistributed earnings. Undistributed earnings were allocated to TLP’s limited partners and TLP’s general partner interest based on their ownership percentages of 98% and 2%, respectively. On February 1, 2016, we sold our general partner interest in TLP. As a result, on February 1, 2016, we deconsolidated TLP and began to account for our limited partner investment in TLP using the equity method of accounting. See Note 14 for a further discussion of the sale of the TLP general partner.

Business Combination Measurement Period

We record the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Pursuant to GAAP, an entity is allowed a reasonable period of time (not to exceed one year) to obtain the information necessary to identify and measure the value of the assets acquired and liabilities assumed in a business combination. As described in Note 4, certain of our acquisitions are still within this measurement period, and as a result, the acquisition date fair values we have recorded for the assets acquired and liabilities assumed are subject to change.

Also as described in Note 4, we made certain adjustments during the year ended March 31, 2016 to our estimates of the acquisition date fair values of assets acquired and liabilities assumed in business combinations that occurred during the year ended March 31, 2015. We retrospectively adjusted the March 31, 2015 consolidated balance sheet for these adjustments. Due to the immateriality of these adjustments, we did not retrospectively adjust our consolidated statement of operations for the year ended March 31, 2015 for these measurement period adjustments.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The ASU will replace previous lease accounting guidance in GAAP. The ASU requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. The ASU retains a distinction between finance leases and operating leases. The ASU is effective for the Partnership beginning April 1, 2019, and requires a modified retrospective method of adoption. We are in the process of assessing the impact of this ASU on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” The ASU requires that inventory within the scope of the guidance be measured at the lower of cost or net realizable value. The ASU is effective for the Partnership beginning April 1, 2017, and requires a prospective method of adoption, although early adoption is permitted. We do not expect the adoption of this ASU to have a material impact on our consolidated financial position or results of operations.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” The ASU will replace most existing revenue recognition guidance in GAAP. The core principle of this ASU is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. The ASU is effective for the Partnership beginning April 1, 2018, and allows for both full retrospective and modified retrospective (with cumulative effect) methods of adoption. We are in the process of determining the method of adoption and assessing the impact of this ASU on our consolidated financial statements.

EXHIBIT 99.2

Note 3—Income (Loss) Per Common Unit

Our income (loss) per common unit is as follows for the periods indicated:

	Year Ended March 31,
	2016	2015	2014
	(in thousands, except unit and per unit amounts)
Net (loss) income	$(187,097)	$50,193	$48,758
Less: Net income attributable to noncontrolling interests	(11,832)	(12,887)	(1,103)
Net (loss) income attributable to parent equity	(198,929)	37,306	47,655
Less: Net income allocated to general partner (1)	(47,620)	(45,700)	(14,148)
Less: Net loss (income) allocated to subordinated unitholders (2)	—	3,915	(1,893)
Net (loss) income allocated to common unitholders	$(246,549)	$(4,479)	$31,614

Basic and diluted (loss) income per common unit	$(2.35)	$(0.05)	$0.51
Basic and diluted weighted average common units outstanding	104,838,886	86,359,300	61,970,471

(1)	Net income allocated to the general partner includes distributions to which it is entitled as the holder of incentive distribution rights, which are described in Note 11.

(2)
All outstanding subordinated units converted to common units in August 2014. Since the subordinated units did not share in the distribution of cash generated after June 30, 2014, we did not allocate any income or loss after that date to the subordinated unitholders. During the three months ended June 30, 2014, 5,919,346 subordinated units were outstanding and the loss per subordinated unit was $(0.68). During the year ended March 31, 2014, 5,919,346 subordinated units were outstanding and income per subordinated unit was $0.32.

The restricted units (as described in Note 11) were considered antidilutive for the years ended March 31, 2016, 2015, and 2014.

Note 4—Acquisitions

Year Ended March 31, 2016

Pursuant to GAAP, an entity is allowed a reasonable period of time (not to exceed one year) to obtain the information necessary to identify and measure the value of the assets acquired and liabilities assumed in a business combination. The business combinations for which this measurement period was still open as of March 31, 2016 are summarized below.

EXHIBIT 99.2

Water Pipeline Company

On January 7, 2016, we acquired a 57.125% interest in an existing produced water pipeline company operating in the Delaware Basin portion of West Texas for $12.3 million of cash. In addition, we have recorded contingent consideration liabilities, recorded within accrued expenses and other payables and noncurrent liabilities, related to future royalty payments to the sellers of this company for the life of the pipelines. We estimated the contingent consideration based on the contracted royalty rate, which is a flat rate per barrel, multiplied by the expected disposal volumes to flow through the pipelines during the life of the pipelines. This amount was then discounted back to present value using a weighted average cost of capital. As of the acquisition date we recorded a contingent liability of $2.6 million. We are in the process of identifying and determining the fair values of the assets acquired and liabilities assumed in this business combination, and as a result, the estimates of fair value at March 31, 2016 are subject to change. We expect to complete this process before we issue our financial statements for the three months ending December 31, 2016. The following table summarizes the preliminary estimates of the fair values of the assets acquired (and useful lives) and liabilities assumed (in thousands):

Accounts receivable-affiliates	$1,000
Prepaid expenses and other current assets	50
Property, plant and equipment:
Water treatment facilities and equipment (3-30 years)	12,154
Vehicles (5 years)	54
Goodwill	5,561
Intangible assets:
Customer relationships (9 years)	6,000
Non-compete agreements (32 years)	350
Accrued expenses and other payables	(1,000)
Noncurrent liabilities	(2,600)
Noncontrolling interest	(9,248)
Fair value of net assets acquired	$12,321

Delaware Basin Water Solutions Facilities

On August 24, 2015, we acquired four saltwater disposal facilities and a 50% interest in an additional saltwater disposal facility in the Delaware Basin of the Permian Basin in Texas for $50.0 million of cash. In addition, we have recorded contingent consideration liabilities, recorded within accrued expenses and other payables and noncurrent liabilities, related to future royalty payments due to the sellers of these facilities. We estimated the contingent consideration based on the contracted royalty rate, which is a flat rate per disposal barrel and a percentage of the oil revenues, multiplied by the expected disposal volumes and oil revenue for the life of the facility and disposal well. This amount was then discounted back to present value using a weighted average cost of capital. As of the acquisition date we recorded a contingent liability of $11.0 million. We are in the process of identifying and determining the fair values of the assets acquired and liabilities assumed in this business combination, and as a result, the estimates of fair value at March 31, 2016 are subject to change. We expect to complete this process before we issue our financial statements for the three months ending June 30, 2016. The following table summarizes the preliminary estimates of the fair values of the assets acquired (and useful lives) and liabilities assumed (in thousands):

Property, plant and equipment:
Water treatment facilities and equipment (3-30 years)	$18,902
Vehicles (5 years)	148
Goodwill	23,776
Intangible asset:
Customer relationships (6 years)	16,000
Investments in unconsolidated entities	2,290
Accrued expenses and other payables	(861)
Noncurrent liabilities	(10,255)
Fair value of net assets acquired	$50,000

EXHIBIT 99.2

Water Solutions Facilities

We are party to a development agreement that requires us to purchase water solutions facilities developed by the other party to the agreement. During the year ended March 31, 2016, we purchased 15 water treatment and disposal facilities under this development agreement. We also purchased one additional water treatment and disposal facility in December 2015 from a different seller. On a combined basis, we paid $146.5 million of cash and issued 781,255 common units, valued at $18.1 million, in exchange for these facilities. In addition, we have recorded contingent consideration liabilities, recorded within accrued expenses and other payables and noncurrent liabilities, related to future royalty payments due to the sellers of these facilities. We estimated the contingent consideration based on the contracted royalty rate, which is a flat rate per disposal barrel and percentage of oil revenues, multiplied by the expected disposal volumes and oil revenue for the life of the facility and disposal well. This amount was then discounted back to present value using a weighted average cost of capital. As of the acquisition date we recorded a contingent liability of $47.6 million.

During the year ended March 31, 2016, we completed the acquisition accounting for six of these water treatment and disposal facilities. The following table summarizes the final calculation of the fair values of the assets acquired (and useful lives) and liabilities assumed (in thousands):

Property, plant and equipment:
Water treatment facilities and equipment (3-30 years)	$27,065
Buildings and leasehold improvements (7-30 years)	6,879
Land	1,070
Other (5 years)	32
Goodwill	62,105
Accrued expenses and other payables	(2,512)
Noncurrent liabilities	(21,462)
Fair value of net assets acquired	$73,177

We are in the process of identifying and determining the fair values of the assets acquired and liabilities assumed for the other ten water treatment and disposal facilities, and as a result, the estimates of fair value at March 31, 2016 are subject to change. We expect to complete this process before we issue our financial statements for the three months ending December 31, 2016. The following table summarizes the preliminary estimates of the fair values of the assets acquired (and useful lives) and liabilities assumed (in thousands):

Property, plant and equipment:
Water treatment facilities and equipment (3-30 years)	$48,465
Buildings and leasehold improvements (7-30 years)	8,214
Land	3,907
Other (5 years)	21
Goodwill	55,880
Accrued expenses and other payables	(2,861)
Noncurrent liabilities	(22,198)
Fair value of net assets acquired	$91,428

For all water solutions acquisitions during the year ended March 31, 2016, goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to expand our operations into oilfield production basins not previously serviced by us, to expand the number of our disposal sites in oilfield production basins currently serviced by us, thereby enhancing our competitive position as a provider of disposal services in these oilfield production basins, and to expand and strengthen our pre-existing customer relationships with key oilfield producers. We estimate that all of the goodwill will be deductible for federal income tax purposes.

Retail Propane Businesses

During the year ended March 31, 2016, we acquired six retail propane businesses. On a combined basis, we paid $25.9 million of cash and issued 52,199 common units, valued at $1.0 million, in exchange for these assets and operations. The agreements for these acquisitions contemplate post-closing payments for certain working capital items. We are in the process of

EXHIBIT 99.2

identifying and determining the fair values of the assets acquired and liabilities assumed in these business combinations, and as a result, the estimates of fair value at March 31, 2016 are subject to change. We expect to complete this process before we issue our financial statements for the three months ending December 31, 2016.

Year Ended March 31, 2015

Natural Gas Liquids Storage Facility

In February 2015, we acquired Sawtooth, NGL Caverns, LLC (“Sawtooth”), which owns a natural gas liquids salt dome storage facility in Utah with rail and truck access to western United States markets and entered into a construction agreement to expand the storage capacity of the facility. We paid $97.6 million of cash, net of cash acquired, and issued 7,396,973 common units, valued at $218.5 million, in exchange for these assets and operations. During the three months ended December 31, 2015, we completed the acquisition accounting for this business combination. The following table summarizes the final calculation of the fair values of the assets acquired (and useful lives) and liabilities assumed:

	Final	Estimated At March 31, 2015	Change
	(in thousands)
Accounts receivable-trade	$42	$42	$—
Inventories	263	—	263
Prepaid expenses and other current assets	843	600	243
Property, plant and equipment:
Natural gas liquids terminal and storage assets (2-30 years)	61,130	62,205	(1,075)
Vehicles and railcars (3-25 years)	78	75	3
Land	69	68	1
Other	17	32	(15)
Construction in progress	19,525	19,525	—
Goodwill	183,096	151,853	31,243
Intangible assets:
Customer relationships (20 years)	61,500	85,000	(23,500)
Non-compete agreements (24 years)	5,100	12,000	(6,900)
Accounts payable-trade	(931)	(931)	—
Accrued expenses and other payables	(6,774)	(6,511)	(263)
Advance payments received from customers	(1,015)	(1,015)	—
Other noncurrent liabilities	(6,817)	(6,817)	—
Fair value of net assets acquired	$316,126	$316,126	$—

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to gain entry to a new fee-based liquids storage business by acquiring underground storage assets in a new and competitively advantaged location, which also provides us with an additional strategically located facility from which to expand the current marketing efforts of our liquids business in that area. Goodwill also represents the premium paid for the potential expansion of the facilities. At the time of acquisition, the facility had two salt domes in operation and two salt domes under construction with the long-term possibility of adding four additional salt domes. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

EXHIBIT 99.2

The acquisition method of accounting requires that executory contracts with unfavorable terms relative to market conditions at the acquisition date be recorded as assets or liabilities in the acquisition accounting. Since certain storage leases were at unfavorable terms relative to acquisition date market conditions, we recorded a liability of $12.8 million related to these leases in the acquisition accounting, a portion of which we recorded to accrued expenses and other payables and a portion of which we recorded to other noncurrent liabilities. We amortized $5.8 million of this balance as an increase to revenues during the year ended March 31, 2016. We will amortize the remainder of this liability over the term of the leases. The following table summarizes the future amortization of this liability (in thousands):

Year Ending March 31,
2017	$4,805
2018	1,306
2019	88

Bakken Water Solutions Facilities

On November 21, 2014, we acquired two saltwater disposal facilities in the Bakken shale play in North Dakota for $34.6 million of cash. In addition, we have recorded contingent consideration liabilities, recorded within accrued expenses and other payables and noncurrent liabilities, related to future royalty payments due to the sellers of these facilities. We estimated the contingent consideration based on the contracted royalty rate, which is a flat rate per barrel, multiplied by the expected disposal volumes over the life of the facility and disposal well. This amount was then discounted back to present value using a weighted average cost of capital. As of the acquisition date we recorded a contingent liability of $3.5 million. During the three months ended September 30, 2015, we completed the acquisition accounting for these water treatment and disposal facilities. The following table summarizes the final calculation of the fair values of the assets acquired (and useful lives) and liabilities assumed:

	Final	Estimated At March 31, 2015	Change
Property, plant and equipment:	(in thousands)
Vehicles (10 years)	$63	$63	$—
Water treatment facilities and equipment (3-30 years)	5,815	5,815	—
Buildings and leasehold improvements (7-30 years)	130	130	—
Land	100	100	—
Goodwill	7,946	10,085	(2,139)
Intangible asset:
Customer relationships (7 years)	24,300	22,000	2,300
Other noncurrent assets	75	—	75
Accrued expenses and other payables	(395)	(395)	—
Other noncurrent liabilities	(3,434)	(3,198)	(236)
Fair value of net assets acquired	$34,600	$34,600	$—

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to expand our operations into oilfield production basins not previously serviced by us and strengthen our pre-existing customer relationships with key oilfield producers. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

TransMontaigne Inc.

As previously reported, on July 1, 2014, we acquired TransMontaigne for $200.3 million of cash, net of cash acquired (including $174.1 million paid at closing and $26.2 million paid upon completion of the working capital settlement). As part of this transaction, we also purchased $380.4 million of inventory from the previous owner of TransMontaigne (including $346.9

EXHIBIT 99.2

million paid at closing and $33.5 million subsequently paid as the working capital settlement process progressed). The operations of TransMontaigne include the marketing of refined products. As part of this transaction, we acquired the 2% general partner interest, the incentive distribution rights, a 19.7% limited partner interest in TLP, and assumed certain terminaling service agreements with TLP from an affiliate of the previous owner of TransMontaigne.

During the three months ended June 30, 2015, we completed the acquisition accounting for this business combination. The following table summarizes the final calculation of the fair values of the assets acquired (and useful lives) and liabilities assumed:

	Final	Estimated At March 31, 2015	Change
	(in thousands)
Cash and cash equivalents	$1,469	$1,469	$—
Accounts receivable-trade	199,366	197,829	1,537
Accounts receivable-affiliates	528	528	—
Inventories	373,870	373,870	—
Prepaid expenses and other current assets	15,110	15,001	109
Property, plant and equipment:
Refined products terminal assets and equipment (20 years)	415,317	399,323	15,994
Vehicles	1,696	1,698	(2)
Crude oil tanks and related equipment (20 years)	1,085	1,058	27
Information technology equipment	7,253	7,253	—
Buildings and leasehold improvements (20 years)	15,323	14,770	553
Land	61,329	70,529	(9,200)
Tank bottoms (indefinite life)	46,900	46,900	—
Other	15,536	15,534	2
Construction in progress	4,487	4,487	—
Goodwill	30,169	28,074	2,095
Intangible assets:
Customer relationships (15 years)	66,000	76,100	(10,100)
Pipeline capacity rights (30 years)	87,618	87,618	—
Investments in unconsolidated entities	240,583	240,583	—
Other noncurrent assets	3,911	3,911	—
Accounts payable-trade	(113,103)	(113,066)	(37)
Accounts payable-affiliates	(69)	(69)	—
Accrued expenses and other payables	(79,405)	(78,427)	(978)
Advance payments received from customers	(1,919)	(1,919)	—
Long-term debt	(234,000)	(234,000)	—
Other noncurrent liabilities	(33,227)	(33,227)	—
Noncontrolling interests	(545,120)	(545,120)	—
Fair value of net assets acquired	$580,707	$580,707	$—

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to acquire the skilled workforce, expand the scale of our existing refined and renewables product lines and expand the scale of our existing refined and renewables businesses by gaining control and access to TransMontaigne’s network of terminals and pipeline capacity. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

EXHIBIT 99.2

The intangible asset for pipeline capacity rights relates to capacity allocations on a third-party refined products pipeline. Demand for use of this pipeline exceeds the pipeline’s capacity, and the limited capacity is allocated based on a shipper’s historical shipment volumes.

The fair value of the noncontrolling interests was calculated by multiplying the closing price of TLP’s common units on the acquisition date by the number of TLP common units held by parties other than us, adjusted for a lack-of-control discount.

As discussed in Note 2, on February 1, 2016, we sold our general partner interest in TLP and on April 1, 2016, we sold all of the TLP units we owned to ArcLight. See Note 1, Note 14 and Note 19 for a further discussion.

Water Solutions Facilities

We are party to a development agreement that requires us to purchase water solutions facilities developed by the other party to the agreement. During the year ended March 31, 2015, we purchased 16 water treatment and disposal facilities under this development agreement. We also purchased a 75% interest in one additional water treatment and disposal facility in July 2014 from a different seller. On a combined basis, we paid $190.0 million of cash and issued 1,322,032 common units, valued at $37.8 million, in exchange for these 17 facilities. In addition, we have recorded contingent consideration liabilities, recorded within accrued expenses and other payables and noncurrent liabilities, related to future royalty payments due to the sellers of these facilities. We estimated the contingent consideration based on the contracted royalty rate, which is a flat rate per disposal barrel and a percentage of oil revenue, multiplied by the expected disposal volumes and oil revenue over the life of the facility and disposal well. This amount was then discounted back to present value using a weighted average cost of capital. As of the acquisition date we recorded a contingent liability of $121.5 million.

During the three months ended December 31, 2015, we completed the acquisition accounting for all of these water treatment and disposal facilities. The following table summarizes the final calculation of the fair values of the assets acquired (and useful lives) and liabilities assumed:

	Final	Estimated At March 31, 2015	Change
	(in thousands)
Accounts receivable-trade	$939	$939	$—
Inventories	253	253	—
Prepaid expenses and other current assets	62	62	—
Property, plant and equipment:
Water treatment facilities and equipment (3-30 years)	79,982	79,706	276
Buildings and leasehold improvements (7-30 years)	10,690	10,250	440
Land	3,127	3,109	18
Other (5 years)	132	129	3
Goodwill	253,517	254,255	(738)
Intangible asset:
Customer relationships (4 years)	10,000	10,000	—
Other noncurrent assets	50	50	—
Accounts payable-trade	(58)	(58)	—
Accrued expenses and other payables	(15,785)	(15,786)	1
Other noncurrent liabilities	(109,373)	(109,373)	—
Noncontrolling interest	(5,775)	(5,775)	—
Fair value of net assets acquired	$227,761	$227,761	$—

For these water solutions acquisitions, goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to expand the number of our disposal sites in oilfield production basins currently serviced by us, thereby enhancing our competitive position as a provider of disposal services in these oilfield production basins, and to expand and strengthen our pre-existing customer relationships with key oilfield producers. We estimate that all of the goodwill will be deductible for federal income tax purposes.

EXHIBIT 99.2

Retail Propane Businesses

During the year ended March 31, 2015, we acquired eight retail propane businesses. On a combined basis, we paid $39.1 million of cash and issued 132,100 common units, valued at $3.7 million, in exchange for these assets and operations.

During the three months ended September 30, 2015, we completed the acquisition accounting for all of these business combinations. The following table summarizes the final calculation of the fair values of the assets acquired (and useful lives) and liabilities assumed:

	Final	Estimated At March 31, 2015	Change
	(in thousands)
Accounts receivable-trade	$2,237	$2,237	$—
Inventories	771	771	—
Prepaid expenses and other current assets	110	110	—
Property, plant and equipment:
Retail propane equipment (15-20 years)	13,177	13,177	—
Vehicles and railcars (5-7 years)	2,332	2,332	—
Buildings and leasehold improvements (30 years)	534	784	(250)
Land	505	655	(150)
Other (5-7 years)	118	116	2
Goodwill	8,097	8,097	—
Intangible assets:
Customer relationships (10-15 years)	17,563	17,563	—
Non-compete agreements (5-7 years)	500	500	—
Trade names (3-12 years)	950	950	—
Accounts payable-trade	(1,523)	(1,921)	398
Advance payments received from customers	(1,750)	(1,750)	—
Current maturities of long-term debt	(78)	(78)	—
Long-term debt, net of current maturities	(760)	(760)	—
Fair value of net assets acquired	$42,783	$42,783	$—

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to acquire the skilled workforce of each of the businesses acquired. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

EXHIBIT 99.2

Note 5—Property, Plant and Equipment

Our property, plant and equipment consists of the following at the dates indicated:

	Estimated	March 31,
Description	Useful Lives	2016	2015
		(in thousands)
Natural gas liquids terminal and storage assets	2-30 years	$169,758	$131,776
Refined products terminal assets and equipment	20 years	6,844	419,603
Retail propane equipment	2-30 years	201,312	181,140
Vehicles and railcars	3-25 years	185,547	180,680
Water treatment facilities and equipment	3-30 years	508,239	317,593
Crude oil tanks and related equipment	2-40 years	137,894	109,936
Barges and towboats	5-40 years	86,731	59,848
Information technology equipment	3-7 years	38,653	34,915
Buildings and leasehold improvements	3-40 years	118,885	99,732
Land		47,114	97,767
Tank bottoms (1)		20,355	62,656
Other	3-30 years	11,699	34,407
Construction in progress		383,032	96,922
		1,916,063	1,826,975
Accumulated depreciation		(266,491)	(202,959)
Net property, plant and equipment		$1,649,572	$1,624,016

(1)	Due to the deconsolidation of TLP in February 2016 (see Note 1), the tank bottoms for the TLP terminals were reclassified to noncurrent assets.

The following table summarizes depreciation expense and capitalized interest expense for the periods indicated:

	Year Ended March 31,
	2016	2015	2014
	(in thousands)
Depreciation expense	$136,938	$105,687	$59,899
Capitalized interest expense	4,012	113	774

Tank bottoms, which are product volumes required for the operation of storage tanks, are recorded at historical cost. We recover tank bottoms when the storage tanks are removed from service. The following table summarizes the tank bottoms included in the table above at the dates indicated:

	March 31, 2016		March 31, 2015
Product	Volume (in barrels) (in thousands)	Value (in thousands)	Volume (in barrels) (in thousands)	Value (in thousands)
Gasoline	—	$—	219	$25,710
Crude oil	231	19,348	184	16,835
Diesel	—	—	124	15,153
Renewables	—	—	41	4,220
Other	24	1,007	12	738
Total		$20,355		$62,656

EXHIBIT 99.2

Note 6—Goodwill

The following table summarizes changes in goodwill by segment for the periods indicated (in thousands):

	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Total
Balances at March 31, 2014, as retrospectively adjusted	$579,846	$264,127	$91,135	$114,285	$36,000	$1,085,393
Disposals (Note 14)	—	(1,797)	(8,185)	—	—	(9,982)
Acquisitions (Note 4)	—	261,460	183,096	8,097	30,169	482,822
Balances at March 31, 2015, as retrospectively adjusted	579,846	523,790	266,046	122,382	66,169	1,558,233
Acquisitions (Note 4)	—	147,322	—	5,046	—	152,368
Disposals (Note 14)	—	—	—	—	(15,042)	(15,042)
Impairment (Note 14)	—	(380,197)	—	—	—	(380,197)
Balances at March 31, 2016	$579,846	$290,915	$266,046	$127,428	$51,127	$1,315,362

Note 7—Intangible Assets

Our intangible assets consist of the following at the dates indicated:

		March 31, 2016		March 31, 2015
	Amortizable Lives	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
		(in thousands)
Amortizable-
Customer relationships	3-20 years	$852,118	$233,838	$890,118	$159,215
Pipeline capacity rights	30 years	119,636	6,559	119,636	2,571
Water facility development agreement	5 years	14,000	7,700	14,000	4,900
Executory contracts and other agreements	2-10 years	23,920	21,075	23,920	18,387
Non-compete agreements	2-32 years	20,903	13,564	19,762	10,408
Trade names	1-10 years	15,439	12,034	15,439	7,569
Debt issuance costs (1)	3 years	39,942	22,108	33,306	13,443
Total amortizable		1,085,958	316,878	1,116,181	216,493
Non-amortizable-
Customer commitments		310,000	—	310,000	—
Rights-of-way and easements (2)		47,190	—	—	—
Trade names		22,620	—	22,620	—
Total non-amortizable		379,810	—	332,620	—
Total		$1,465,768	$316,878	$1,448,801	$216,493

(1)	Includes debt issuance costs related to revolving credit facilities. Debt issuance costs related to fixed-rate notes are reported as a reduction of the carrying amount of long-term debt.

(2)	See Note 16 for a discussion of acquired rights-of-way and easements along a planned pipeline route.

The weighted-average remaining amortization period for intangible assets is approximately 13 years.

As described in Note 1, on February 1, 2016 due to the sale of our interest in TLP general partner to ArcLight, we deconsolidated TLP and began to account for our investment in TLP using the equity method of accounting. See Note 14 for a discussion of the sale.

EXHIBIT 99.2

Amortization expense is as follows for the periods indicated:

	Year Ended March 31,
Recorded In	2016	2015	2014
	(in thousands)
Depreciation and amortization	$91,986	$88,262	$60,855
Cost of sales	6,700	7,767	6,172
Interest expense	8,942	5,722	4,800
Total	$107,628	$101,751	$71,827

Expected amortization of our intangible assets, exclusive of assets that are not yet amortizable, is as follows (in thousands):

Year Ending March 31,
2017	$96,155
2018	93,734
2019	83,981
2020	77,558
2021	65,717
Thereafter	351,935
Total	$769,080

Note 8—Long-Term Debt

Our long-term debt consists of the following at the dates indicated:

	March 31, 2016			March 31, 2015
	Face Amount	Unamortized Debt Issuance Costs (1)	Book Value	Face Amount	Unamortized Debt Issuance Costs (1)	Book Value
	(in thousands)
Revolving credit facility —
Expansion capital borrowings	$1,229,500	$—	$1,229,500	$702,500	$—	$702,500
Working capital borrowings	618,500	—	618,500	688,000	—	688,000
5.125% Notes due 2019	388,467	(4,681)	383,786	400,000	(6,242)	393,758
6.875% Notes due 2021	388,289	(7,545)	380,744	450,000	(10,280)	439,720
6.650% Notes due 2022	250,000	(3,166)	246,834	250,000	(1,313)	248,687
TLP credit facility (2)	—	—	—	250,000	—	250,000
Other long-term debt	61,488	(108)	61,380	9,271	—	9,271
	2,936,244	(15,500)	2,920,744	2,749,771	(17,835)	2,731,936
Less: Current maturities	7,907	—	7,907	4,472	—	4,472
Long-term debt	$2,928,337	$(15,500)	$2,912,837	$2,745,299	$(17,835)	$2,727,464

(1)	Debt issuance costs related to revolving credit facilities are reported within intangible assets, rather than as a reduction of the carrying amount of long-term debt.

(2)	Due to the sale of the general partner interest in TLP, TLP was deconsolidated as of February 1, 2016 (see Note 1 and Note 14).

EXHIBIT 99.2

Amortization expense for debt issuance costs related to the Senior Notes is as follows for the periods indicated:

Year Ended March 31,
2016	2015	2014
(in thousands)
$4,645	$3,037	$927

Expected amortization of debt issuance costs is as follows (in thousands):

Year Ending March 31,
2017	$3,410
2018	3,300
2019	3,296
2020	2,283
2021	1,865
Thereafter	1,346
Total	$15,500

Credit Agreement

We have entered into a credit agreement (as amended, the “Credit Agreement”) with a syndicate of banks. The Credit Agreement includes a revolving credit facility to fund working capital needs (the “Working Capital Facility”) and a revolving credit facility to fund acquisitions and expansion projects (the “Expansion Capital Facility,” and together with the Working Capital Facility, the “Revolving Credit Facility”). At March 31, 2016, our Revolving Credit Facility had a total capacity of $2.484 billion. Our Revolving Credit Facility has an “accordion” feature that allows us to increase the capacity by $150 million if new lenders wish to join the syndicate or if current lenders wish to increase their commitments.

The Expansion Capital Facility had a total capacity of $1.446 billion for cash borrowings at March 31, 2016. At that date, we had outstanding borrowings of $1.230 billion on the Expansion Capital Facility. The Working Capital Facility had a total capacity of $1.038 billion for cash borrowings and letters of credit at March 31, 2016. At that date, we had outstanding borrowings of $618.5 million and outstanding letters of credit of $45.4 million on the Working Capital Facility. Amounts outstanding for letters of credit are not recorded as long-term debt on our consolidated balance sheets, although they decrease our borrowing capacity under the Working Capital Facility. The capacity available under the Working Capital Facility may be limited by a “borrowing base” (as defined in the Credit Agreement), which is calculated based on the value of certain working capital items at any point in time.

The commitments under the Credit Agreement expire on November 5, 2018. We have the right to prepay outstanding borrowings under the Credit Agreement without incurring any penalties, and prepayments of principal may be required if we enter into certain transactions to sell assets or obtain new borrowings.

All borrowings under the Credit Agreement bear interest, at our option, at either (i) an alternate base rate plus a margin of 0.50% to 1.50% per year or (ii) an adjusted LIBOR rate plus a margin of 1.50% to 2.50% per year. The applicable margin is determined based on our consolidated leverage ratio (as defined in the Credit Agreement). At March 31, 2016, the borrowings under the Credit Agreement were LIBOR borrowings with an interest rate at March 31, 2016 of 2.94%, calculated as the LIBOR rate of 0.94% plus a margin of 2.0%. At March 31, 2016, the interest rate in effect on letters of credit was 2.25%. Commitment fees are charged at a rate ranging from 0.38% to 0.50% on any unused capacity.

The Credit Agreement is secured by substantially all of our assets. In December 2015, we entered into an agreement with the banks to increase our maximum leverage ratio to 4.75 to 1 at any quarter end. At March 31, 2016, our leverage ratio was approximately 3.9 to 1. The Credit Agreement also specifies that our interest coverage ratio (as defined in the Credit Agreement) cannot be less than 2.75 to 1 at any quarter end. At March 31, 2016, our interest coverage ratio was approximately 5.3 to 1.

The Credit Agreement contains various customary representations, warranties, and additional covenants, including, without limitation, limitations on fundamental changes and limitations on indebtedness and liens. Our obligations under the Credit Agreement may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) a breach by the Partnership or its subsidiaries of any

EXHIBIT 99.2

material representation or warranty or any covenant made in the Credit Agreement, or (iii) certain events of bankruptcy or insolvency.

At March 31, 2016, we were in compliance with the covenants under the Credit Agreement.

2019 Notes

On July 9, 2014, we issued $400.0 million of 5.125% Senior Notes Due 2019 (the “2019 Notes”). During the fourth quarter of fiscal year 2016, we repurchased $11.5 million of our 2019 Notes for an aggregate purchase price of $7.0 million (excluding payments of accrued interest). As a result, we recorded a gain on the early extinguishment of our 2019 Notes of $4.5 million (net of the write off of debt issuance costs of $0.1 million).

The 2019 Notes mature on July 15, 2019. Interest is payable on January 15 and July 15 of each year. We have the right to redeem the 2019 Notes before the maturity date, although we would be required to pay a premium for early redemption.

The Partnership and NGL Energy Finance Corp. are co-issuers of the 2019 Notes, and the obligations under the 2019 Notes are guaranteed by certain of our existing and future restricted subsidiaries that incur or guarantee indebtedness under certain of our other indebtedness, including the Revolving Credit Facility. The indenture governing the 2019 Notes contains various customary covenants, including, without limitation, limitations on fundamental changes and limitations on indebtedness and liens. Our obligations under the indenture may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) experiencing an event of default on certain other debt agreements, or (iii) certain events of bankruptcy or insolvency.

At March 31, 2016, we were in compliance with the covenants under the indenture governing the 2019 Notes.

2021 Notes

On October 16, 2013, we issued $450.0 million of 6.875% Senior Notes Due 2021 (the “2021 Notes”). During the fourth quarter of fiscal year 2016, we repurchased $61.7 million of our 2021 Notes for an aggregate purchase price of $36.4 million (excluding payments of accrued interest). As a result, we recorded a gain on the early extinguishment of our 2021 Notes of $24.0 million (net of the write off of debt issuance costs of $1.2 million).

The 2021 Notes mature on October 15, 2021. Interest is payable on April 15 and October 15 of each year. We have the right to redeem the 2021 Notes before the maturity date, although we would be required to pay a premium for early redemption.

The Partnership and NGL Energy Finance Corp. are co-issuers of the 2021 Notes, and the obligations under the 2021 Notes are guaranteed by certain of our existing and future restricted subsidiaries that incur or guarantee indebtedness under certain of our other indebtedness, including the Revolving Credit Facility. The indenture governing the 2021 Notes contains various customary covenants, including, without limitation, limitations on fundamental changes and limitations on indebtedness and liens. Our obligations under the indenture may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) experiencing an event of default on certain other debt agreements, or (iii) certain events of bankruptcy or insolvency.

At March 31, 2016, we were in compliance with the covenants under the indenture governing the 2021 Notes.

2022 Notes

On June 19, 2012, we entered into a Note Purchase Agreement (as amended, the “Note Purchase Agreement”) whereby we issued $250.0 million of Senior Notes in a private placement (the “2022 Notes”). The 2022 Notes bear interest at a fixed rate of 6.65%, which is payable quarterly. The 2022 Notes are required to be repaid in semi-annual installments of $25.0 million beginning on December 19, 2017 and ending on the maturity date of June 19, 2022. We have the option to prepay outstanding principal, although we would incur a prepayment penalty. The 2022 Notes are secured by substantially all of our assets and rank equal in priority with borrowings under the Credit Agreement.

The Note Purchase Agreement contains various customary representations, warranties, and additional covenants that, among other things, limit our ability to (subject to certain exceptions): (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) create or permit restrictions on the ability of certain of our subsidiaries to pay dividends or make other distributions to us, (v) enter into transactions with affiliates, (vi) enter into sale and leaseback transactions and (vii) consolidate or merge or sell all or substantially all or any portion of our assets. In addition, the

EXHIBIT 99.2

Note Purchase Agreement contains similar leverage ratio and interest coverage ratio requirements to those of our Credit Agreement, which is described above. In December 2015, we amended the Note Purchase Agreement to change the covenants to mirror the changes made to the covenants in our Credit Agreement. In addition, we agreed to pay an additional 0.5% per year in interest if our leverage ratio exceeds 4.25 to 1.

The Note Purchase Agreement provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) nonpayment of principal or interest, (ii) breach of certain covenants contained in the Note Purchase Agreement or the 2022 Notes, (iii) failure to pay certain other indebtedness or the acceleration of certain other indebtedness prior to maturity if the total amount of such indebtedness unpaid or accelerated exceeds $10.0 million, (iv) the rendering of a judgment for the payment of money in excess of $10.0 million, (v) the failure of the Note Purchase Agreement, the 2022 Notes, or the guarantees by the subsidiary guarantors to be in full force and effect in all material respects and (vi) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the trustee or the holders of at least 51% in aggregate principal amount of the then outstanding 2022 Notes of any series may declare all of the 2022 Notes of such series to be due and payable immediately.

At March 31, 2016, we were in compliance with the covenants under the Note Purchase Agreement.

Other Long-Term Debt

We have executed various noninterest bearing notes payable, primarily related to non-compete agreements entered into in connection with acquisitions of businesses. We also have certain notes payable related to equipment financing. These instruments have a combined principal balance of $61.5 million at March 31, 2016, and the interest rates on these instruments range from 1.17% to 7.08% per year.

Debt Maturity Schedule

The scheduled maturities of our long-term debt are as follows at March 31, 2016:

Year Ending March 31,	Revolving Credit Facility	2019 Notes	2021 Notes	2022 Notes	Other Long-Term Debt	Total
	(in thousands)
2017	$—	$—	$—	$—	$7,899	$7,899
2018	—	—	—	25,000	7,143	32,143
2019	1,848,000	—	—	50,000	6,053	1,904,053
2020	—	388,467	—	50,000	5,621	444,088
2021	—	—	—	50,000	34,671	84,671
Thereafter	—	—	388,289	75,000	101	463,390
Total	$1,848,000	$388,467	$388,289	$250,000	$61,488	$2,936,244

Note 9—Income Taxes

We qualify as a partnership for income tax purposes. As such, we generally do not pay United States federal income tax. Rather, each owner reports his or her share of our income or loss on his or her individual tax return. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined, as we do not have access to information regarding each partner’s basis in the Partnership.

We have certain taxable corporate subsidiaries in the United States and in Canada, and our operations in Texas are subject to a state franchise tax that is calculated based on revenues net of cost of sales. Our fiscal years 2012 to 2015 generally remain subject to examination by federal, state, and Canadian tax authorities. We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in income in the period that includes the enactment date.

EXHIBIT 99.2

A publicly traded partnership is required to generate at least 90% of its gross income (as defined for federal income tax purposes) from certain qualifying sources. Income generated by our taxable corporate subsidiaries is excluded from this qualifying income calculation. Although we routinely generate income outside of our corporate subsidiaries that is non-qualifying, we believe that at least 90% of our gross income has been qualifying income for each of the calendar years since our IPO.

We evaluate uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, we determine whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. We had no material uncertain tax positions that required recognition in our consolidated financial statements at March 31, 2016 or 2015.

Note 10—Commitments and Contingencies

Legal Contingencies

We are party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of our management, the ultimate resolution of these claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, and other arrangements, is not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain, and estimates of our liabilities may change materially as circumstances develop.

Contractual Disputes

During the year ended March 31, 2015, we settled two separate contractual disputes and recorded $5.5 million of proceeds to other income in our consolidated statement of operations. Also during the year ended March 31, 2015, we offered to settle another contractual dispute, and recorded $1.2 million to other expense as an estimate of the probable loss. During the year ended March 31, 2016, we finalized the settlement of this contractual dispute and paid approximately $0.5 million at the date of settlement and committed to pay approximately $1.1 million in equal annual installments over a period of 11 years beginning on October 15, 2016 and ending in October 2026.

Environmental Matters

Our consolidated balance sheet at March 31, 2016 includes a liability, measured on an undiscounted basis, of $2.3 million related to environmental matters, which is reported within accrued expenses and other payables. Our operations are subject to extensive federal, state, and local environmental laws and regulations. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in our business, and there can be no assurance that we will not incur significant costs. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs. Accordingly, we have adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials designed to prevent material environmental or other damage, and to limit the financial liability that could result from such events. However, some risk of environmental or other damage is inherent in our business.

The U.S. Environmental Protection Agency (“EPA”) has informed NGL Crude Logistics, LLC (“NGL Crude”; formerly known as Gavilon Energy prior to its acquisition by us in December 2013) of alleged violations in 2011 by Gavilon Energy of the Clean Air Act’s renewable fuel standards regulations. The EPA’s allegations relate to transactions between Gavilon Energy and one of its suppliers and the generation of biodiesel renewable identification numbers sold by such supplier to Gavilon Energy in 2011. We have vigorously denied the allegations. In an effort to resolve this matter, the parties have recently commenced settlement negotiations, which are ongoing.

At this time, we are unable to ascertain whether the settlement discussions will produce a resolution satisfactory to us or whether the EPA will seek resolution of the matter through an enforcement action. As a result, we are also unable to determine the likely terms of any resolution or their significance to us. Although we believe we have legal defenses, it is reasonably possible that we may agree to pay the EPA some amount to settle the matter.

EXHIBIT 99.2

Asset Retirement Obligations

We have contractual and regulatory obligations at certain facilities for which we have to perform remediation, dismantlement, or removal activities when the assets are retired. Our liability for asset retirement obligations is discounted to present value. To calculate the liability, we make estimates and assumptions about the retirement cost and the timing of retirement. Changes in our assumptions and estimates may occur as a result of the passage of time and the occurrence of future events. The following table is a rollforward of our asset retirement obligation, which is reported within other noncurrent liabilities in our consolidated balance sheets (in thousands):

Balance at March 31, 2014	$2,261
Liabilities incurred	1,695
Liabilities settled	(390)
Accretion expense	333
Balance at March 31, 2015	3,899
Liabilities incurred	1,486
Liabilities settled	(191)
Accretion expense	380
Balance at March 31, 2016	$5,574

In addition to the obligations described above, we may be obligated to remove facilities or perform other remediation upon retirement of certain other assets. We do not believe the present value of these asset retirement obligations, under current laws and regulations, after taking into consideration the estimated lives of our facilities, is material to our consolidated financial position or results of operations.

Operating Leases

We have executed various noncancelable operating lease agreements for product storage, office space, vehicles, real estate, railcars, and equipment. The following table summarizes future minimum lease payments under these agreements at March 31, 2016 (in thousands):

Year Ending March 31,
2017	$136,065
2018	120,723
2019	98,266
2020	87,569
2021	77,821
Thereafter	127,315
Total	$647,759

Rental expense relating to operating leases was $125.5 million, $125.5 million, and $98.3 million during the years ended March 31, 2016, 2015, and 2014, respectively.

Pipeline Capacity Agreements

We have executed noncancelable agreements with crude oil and refined products pipeline operators, which guarantee us minimum monthly shipping capacity on the pipelines. As a result, we are required to pay the minimum shipping fees if actual shipments are less than our allotted capacity. The following table summarizes future minimum throughput payments under these agreements at March 31, 2016 (in thousands):

Year Ending March 31,
2017	$53,024
2018	53,042
2019	52,250
2020	42,418
Total	$200,734

EXHIBIT 99.2

Sales and Purchase Contracts

We have entered into product sales and purchase contracts for which we expect the parties to physically settle and deliver the inventory in future periods. The following table summarizes such commitments at March 31, 2016:

	Volume	Value
	(in thousands)
Purchase commitments:
Natural gas liquids fixed-price (gallons)	22,078	$8,493
Natural gas liquids index-price (gallons)	855,945	365,477
Crude oil fixed-price (barrels)	1,077	41,756
Crude oil index-price (barrels)	14,722	518,431
Sale commitments:
Natural gas liquids fixed-price (gallons)	85,162	52,633
Natural gas liquids index-price (gallons)	312,198	197,861
Crude oil fixed-price (barrels)	2,107	92,469
Crude oil index-price (barrels)	18,754	730,583

We account for the contracts shown in the table above as normal purchases and normal sales. Under this accounting policy election, we do not record the contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs. Contracts in the table above may have offsetting derivative contracts (described in Note 12) or inventory positions (described in Note 2).

Certain other forward purchase and sale contracts do not qualify for the normal purchase and normal sale election. These contracts are recorded at fair value in our consolidated balance sheet and are not included in the table above. These contracts are included in the derivative disclosures in Note 12, and represent $31.5 million of our prepaid expenses and other current assets and $25.2 million of our accrued expenses and other payables at March 31, 2016.

Note 11—Equity

Partnership Equity

The Partnership’s equity consists of a 0.1% general partner interest and a 99.9% limited partner interest, which consists of common units. Our general partner is not required to make any additional capital contributions or to guarantee or pay any of our debts and obligations.

Equity Issuances

The following table summarizes our equity issuances for fiscal years 2015 and 2014 (in millions, except unit amounts). There were no equity issuances during fiscal year 2016.

Issuance Date	Type of Offering	Number of Common Units Issued	Gross Proceeds	Underwriting Discounts and Commissions	Offering Costs	Net Proceeds
March 11, 2015	Public Offering	6,250,000	$172.3	$1.4	$0.2	$170.7
June 23, 2014	Public Offering	8,767,100	383.2	12.3	0.5	370.4
December 2, 2013	Private Placement	8,110,848	240.0	—	4.9	235.1
September 25, 2013	Public Offering	4,100,000	132.8	5.0	0.2	127.6
July 5, 2013	Public Offering	10,350,000	300.2	12.0	0.7	287.5

Common Unit Repurchase Program

On September 10, 2015, the Board of Directors of our general partner authorized a common unit repurchase program pursuant to which we could repurchase up to $45 million of our outstanding common units through March 31, 2016 from time

EXHIBIT 99.2

to time in the open market or in other privately negotiated transactions. During the year ended March 31, 2016, we repurchased 1,623,804 common units for an aggregate price of $17.7 million.

Distributions

The following table summarizes distributions declared for the last three fiscal years:

Date Declared	Record Date	Date Paid	Amount Per Unit	Amount Paid to Limited Partners	Amount Paid To General Partner
				(in thousands)
April 25, 2013	May 6, 2013	May 15, 2013	$0.4775	$25,605	$1,189
July 25, 2013	August 5, 2013	August 14, 2013	0.4938	31,725	1,739
October 23, 2013	November 4, 2013	November 14, 2013	0.5113	35,908	2,491
January 24, 2014	February 4, 2014	February 14, 2014	0.5313	42,150	4,283
April 24, 2014	May 5, 2014	May 15, 2014	0.5513	43,737	5,754
July 24, 2014	August 4, 2014	August 14, 2014	0.5888	52,036	9,481
October 24, 2014	November 4, 2014	November 14, 2014	0.6088	53,902	11,141
January 26, 2015	February 6, 2015	February 13, 2015	0.6175	54,684	11,860
April 24, 2015	May 5, 2015	May 15, 2015	0.6250	59,651	13,446
July 23, 2015	August 3, 2015	August 14, 2015	0.6325	66,248	15,483
October 22, 2015	November 3, 2015	November 13, 2015	0.6400	67,313	16,277
January 21, 2016	February 3, 2016	February 15, 2016	0.6400	67,310	16,279
April 21, 2016	May 3, 2016	May 13, 2016	0.3900	40,626	70

Several of our business combination agreements contained provisions that temporarily limited the distributions to which the newly issued units were entitled. The following table summarizes the number of equivalent units that were not eligible to receive a distribution on each of the record dates:

Record Date	Equivalent Units Not Eligible
November 4, 2013	979,886
February 6, 2015	132,100
May 5, 2015	8,352,902
February 3, 2016	223,077

TLP’s Distributions

The following table summarizes distributions declared by TLP after our acquisition of general and limited partner interests in TLP (exclusive of the distribution declared in July 2014, the proceeds of which we remitted to the former owners of TransMontaigne, pursuant to agreements entered into at the time of the business combination) through February 1, 2016, the date TLP was deconsolidated:

Date Declared	Record Date	Date Paid	Amount Per Unit	Amount Paid To NGL	Amount Paid To Other Partners
				(in thousands)
October 13, 2014	October 31, 2014	November 7, 2014	$0.6650	$4,010	$8,614
January 8, 2015	January 30, 2015	February 6, 2015	0.6650	4,010	8,614
April 13, 2015	April 30, 2015	May 7, 2015	0.6650	4,007	8,617
July 13, 2015	July 31, 2015	August 7, 2015	0.6650	4,007	8,617
October 12, 2015	October 30, 2015	November 6, 2015	0.6650	4,007	8,617
January 19, 2016	January 29, 2016	February 8, 2016	0.6700	4,104	8,681

EXHIBIT 99.2

Equity-Based Incentive Compensation

Our general partner has adopted a long-term incentive plan (“LTIP”), which allows for the issuance of equity-based compensation. Our general partner has granted certain restricted units to employees and directors, which vest in tranches, subject to the continued service of the recipients. The awards may also vest in the event of a change in control, at the discretion of the board of directors. No distributions accrue to or are paid on the restricted units during the vesting period.

The restricted units include awards that vest contingent on the continued service of the recipients through the vesting date (the “Service Awards”). The restricted units also include awards that are contingent both on the continued service of the recipients through the vesting date and also on the performance of our common units relative to other entities in the Alerian MLP Index (the “Index”) over specified periods of time (the “Performance Awards”).

The following table summarizes the Service Award activity during the years ended March 31, 2016, 2015 and 2014:

Unvested Service Award units at March 31, 2013	1,444,900
Units granted	494,000
Units vested and issued	(296,269)
Units withheld for employee taxes	(122,531)
Units forfeited	(209,000)
Unvested Service Award units at March 31, 2014	1,311,100
Units granted	2,093,139
Units vested and issued	(586,010)
Units withheld for employee taxes	(354,829)
Units forfeited	(203,000)
Unvested Service Award units at March 31, 2015	2,260,400
Units granted	1,484,412
Units vested and issued	(844,626)
Units withheld for employee taxes	(464,054)
Units forfeited	(139,000)
Unvested Service Award units at March 31, 2016	2,297,132

The following table summarizes the scheduled vesting of our unvested Service Award units:

Year Ending March 31,	Number of Units
2017	1,369,491
2018	763,141
2019	142,500
2020	21,000
2021	1,000
Unvested Service Award units at March 31, 2016	2,297,132

We record the expense for the first tranche of each Service Award on a straight-line basis over the period beginning with the grant date of the awards and ending with the vesting date of the tranche. We record the expense for succeeding tranches over the period beginning with the vesting date of the previous tranche and ending with the vesting date of the tranche. At each balance sheet date, we adjust the cumulative expense recorded using the estimated fair value of the awards at the balance sheet date. We calculate the fair value of the awards using the closing price of our common units on the New York Stock Exchange on the balance sheet date, adjusted to reflect the fact that the holders of the unvested units are not entitled to distributions during the vesting period. We estimate the impact of the lack of distribution rights during the vesting period using the value of the most recent distribution and assumptions that a market participant might make about future distributions.

EXHIBIT 99.2

The following table summarizes the estimated future expense we expect to record on the unvested Service Award units at March 31, 2016 (in thousands), after taking into consideration estimated forfeitures of approximately 210,808 units. For purposes of this calculation, we used the closing price of our common units on March 31, 2016, which was $7.52.

Year Ending March 31,
2017	$8,426
2018	2,029
2019	462
2020	45
2021	2
Total	$10,964

The following table is a rollforward of the liability related to the Service Award units, which is reported within accrued expenses and other payables in our consolidated balance sheets (in thousands):

March 31, 2013	$5,043
Expense recorded	17,804
Value of units vested and issued	(9,085)
Taxes paid on behalf of participants	(3,750)
March 31, 2014	10,012
Expense recorded	32,767
Value of units vested and issued	(23,134)
Taxes paid on behalf of participants	(13,491)
March 31, 2015	6,154
Expense recorded	35,177
Value of units vested and issued	(23,631)
Taxes paid on behalf of participants	(12,975)
March 31, 2016	$4,725

The weighted-average fair value of the Service Award units at March 31, 2016 was $5.61 per common unit, which was calculated as the closing price of the common units on March 31, 2016, adjusted to reflect the fact that the restricted units are not entitled to distributions during the vesting period. The impact of the lack of distribution rights during the vesting period was estimated using the value of the most recent distribution.

During April 2015, our general partner granted 1,041,073 Performance Award units to certain employees. The number of Performance Award units that will vest is contingent on the performance of our common units relative to the performance of the other entities in the Alerian Index. Performance will be calculated based on the total unitholder return (“TUR”) on our common units (including changes in the market price of the common units and distributions paid during the performance period) relative to the TUR on the common units of the other entities in the Alerian Index. The following table presents the number of units granted per tranche, vesting dates and the period over which performance will be measured:

Performance Units Granted Per Tranche	Vesting Date of Tranche	Performance Period for Tranche
349,691	July 1, 2015	July 1, 2012 through June 30, 2015
347,691	July 1, 2016	July 1, 2013 through June 30, 2016
343,691	July 1, 2017	July 1, 2014 through June 30, 2017

The following table summarizes the percentage of the maximum Performance Award units that will vest will depend on the percentage of entities in the Index that NGL outperforms:

Our Relative TUR Percentile Ranking	Payout (% of Target Units)
Less than 50th percentile	0%
Between the 50th and 75th percentile	50%–100%
Between the 75th and 90th percentile	100%–200%
Above the 90% percentile	200%

EXHIBIT 99.2

The April 2015 Performance Award grants included a tranche that vested on July 1, 2015. During the July 1, 2012 through June 30, 2015 performance period, the return on our common units exceeded the return on 83% of our peer companies in the Index. As a result, the July 1, 2015 tranche of the Performance Awards vested at 151% of the maximum number of awards, and 530,564 common units vested on July 1, 2015. Of these units, recipients elected for us to withhold 210,137 common units for employee taxes, valued at $6.4 million. We issued the remaining 320,427 common units, valued at $9.7 million, on July 1, 2015.

The following table summarizes the maximum number of units that could vest on these Performance Awards for each vesting tranche, taking into consideration any Performance Awards that have been forfeited since the grant date:

Vesting Date of Tranche	Maximum Performance Award Units
July 1, 2016	641,382
July 1, 2017	633,382
Total	1,274,764

The following table summarizes the estimated fair value for each unvested tranche at March 31, 2016, without consideration of estimated forfeitures:

Vesting Date of Tranche	Fair Value of Unvested Awards
(in thousands)
July 1, 2016	$263
July 1, 2017	285
Total	$548

We record the expense for each of the tranches of the Performance Awards on a straight-line basis over the period beginning with the grant date and ending with the vesting date of the tranche. At each balance sheet date, we adjust the cumulative expense recorded using the estimated fair value of the awards at the balance sheet date. We calculate the fair value of the awards using a Monte Carlo simulation. The following table summarizes the expense recorded during the year ended March 31, 2016 (in thousands):

Vesting Date of Tranche
July 1, 2015	$16,077
July 1, 2016	197
July 1, 2017	114
Total	$16,388

The following table is a rollforward of the liability related to the Performance Awards units, which is reported within accrued expenses and other payables in our consolidated balance sheet (in thousands):

Balance at March 31, 2015	$—
Expense recorded	16,388
Value of units vested and issued	(9,659)
Taxes paid on behalf of participants	(6,420)
Balance at March 31, 2016	$309

The number of common units that may be delivered pursuant to awards under the LTIP is limited to 10% of the issued and outstanding common units. The maximum number of units deliverable under the plan automatically increases to 10% of the issued and outstanding common units immediately after each issuance of common units, unless the plan administrator determines to increase the maximum number of units deliverable by a lesser amount. Units withheld to satisfy tax withholding obligations are not considered to be delivered under the LTIP. In addition, when an award is forfeited, canceled, exercised, paid or otherwise terminates or expires without the delivery of units, the units subject to such award are again available for new awards under the LTIP. At March 31, 2016, approximately 4.6 million common units remain available for issuance under the LTIP.

EXHIBIT 99.2

Note 12—Fair Value of Financial Instruments

Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values due to their short-term nature.

Commodity Derivatives

The following table summarizes the estimated fair values of our commodity derivative assets and liabilities reported in our consolidated balance sheet at the dates indicated:

	March 31, 2016		March 31, 2015
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
	(in thousands)
Level 1 measurements	$47,361	$(3,983)	$83,779	$(3,969)
Level 2 measurements	32,700	(28,612)	34,963	(28,764)
	80,061	(32,595)	118,742	(32,733)

Netting of counterparty contracts (1)	(3,384)	3,384	(1,804)	1,804
Net cash collateral provided (held)	(18,176)	599	(56,660)	2,979
Commodity derivatives in consolidated balance sheet	$58,501	$(28,612)	$60,278	$(27,950)

(1)	Relates to commodity derivative assets and liabilities that are expected to be net settled on an exchange or through a netting arrangement with the counterparty.

The following table summarizes the accounts that include our commodity derivative assets and liabilities in our consolidated balance sheets:

	March 31,
	2016	2015
	(in thousands)
Prepaid expenses and other current assets	$58,501	$60,278
Accrued expenses and other payables	(28,612)	(27,950)
Net commodity derivative asset	$29,889	$32,328

EXHIBIT 99.2

The following table summarizes our open commodity derivative contract positions at the dates indicated. We do not account for these derivatives as hedges.

Contracts	Settlement Period	Net Long (Short) Notional (Barrels)	Fair Value of Net Assets (Liabilities)
		(in thousands)
At March 31, 2016-
Cross-commodity (1)	April 2016–March 2017	251	$1,663
Crude oil fixed-price (2)	April 2016–December 2016	(1,583)	(3,655)
Propane fixed-price (2)	April 2016–December 2017	540	(592)
Refined products fixed-price (2)	April 2016–June 2017	(5,355)	48,557
Other	April 2016–March 2017		1,493
			47,466
Net cash collateral held			(17,577)
Net commodity derivatives in consolidated balance sheet			$29,889

At March 31, 2015-
Cross-commodity (1)	April 2015–March 2016	98	$(105)
Crude oil fixed-price (2)	April 2015–June 2015	(1,113)	(171)
Crude oil index-price (3)	April 2015–July 2015	751	1,835
Propane fixed-price (2)	April 2015–December 2016	193	(2,842)
Refined products fixed-price (2)	April 2015–December 2015	(3,005)	84,996
Other	April 2015–December 2015		2,296
			86,009
Net cash collateral held			(53,681)
Net commodity derivatives in consolidated balance sheet			$32,328

(1)
Cross-commodity - We may purchase or sell a physical commodity where the underlying contract pricing mechanisms are tied to different commodity price indices. These contracts are derivatives we have entered into as an economic hedge against the risk of one commodity price moving relative to another commodity price.

(2)
Commodity fixed-price - We may have fixed price physical purchases, including inventory, offset by floating price physical sales or floating price physical purchases offset by fixed price physical sales. These contracts are derivatives we have entered into as an economic hedge against the risk of mismatches between fixed and floating price physical obligations.

(3)
Commodity fixed-price - We may purchase or sell a physical commodity where the underlying contract pricing mechanisms are tied to different indices. These indices may vary in the commodity grade or location, or in the timing of delivery within a given month. These contracts are derivatives we have entered into as an economic hedge against the risk of one index moving relative to another index.

The following table summarizes the net gains (losses) recorded from our commodity derivatives to cost of sales for the periods indicated (in thousands):

Year Ending March 31,
2016	$103,223
2015	219,421
2014	(43,655)

EXHIBIT 99.2

Credit Risk

We have credit policies that we believe minimize our overall credit risk, including an evaluation of potential counterparties’ financial position (including credit ratings), collateral requirements under certain circumstances, and the use of industry standard master netting agreements, which allow for offsetting counterparty receivable and payable balances for certain transactions. At March 31, 2016, our primary counterparties were retailers, resellers, energy marketers, producers, refiners, and dealers. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, as the counterparties may be similarly affected by changes in economic, regulatory or other conditions. If a counterparty does not perform on a contract, we may not realize amounts that have been recorded in our consolidated balance sheets and recognized in our net income.

Interest Rate Risk

Our Revolving Credit Facility is variable-rate debt with interest rates that are generally indexed to bank prime or LIBOR interest rates. At March 31, 2016, we had $1.8 billion of outstanding borrowings under our Revolving Credit Facility at a rate of 2.94%.

Fair Value of Fixed-Rate Notes

The following table summarizes fair values estimates of our fixed-rate notes at March 31, 2016 (in thousands):

5.125% Notes due 2019	$235,023
6.875% Notes due 2021	233,621
6.650% Notes due 2022	156,638

For the 2019 Notes and the 2021 Notes, the fair value estimates were developed based on publicly traded quotes and would be classified as Level 1 in the fair value hierarchy. For the 2022 Notes, the fair value estimate was developed using observed yields on publicly traded notes issued by us, adjusted for differences in the key terms of those notes and the key terms of our notes (examples include differences in the tenor of the debt, credit standing of the issuer, whether the notes are publicly traded, and whether the notes are secured or unsecured). This fair value estimate would be classified as Level 3 in the fair value hierarchy.

Note 13—Segments

The following table summarizes certain financial data related to our segments. Transactions between segments are recorded based on prices negotiated between the segments.

Our refined products and renewables segment began with our December 2013 acquisition of Gavilon Energy and significantly expanded with our July 2014 acquisition of TransMontaigne. On February 1, 2016, we sold our general partner interest in TLP. As a result, on February 1, 2016, we deconsolidated TLP and began to account for our limited partner investment in TLP using the equity method of accounting.

Items labeled “corporate and other” in the table below include the operations of a compressor leasing business that we sold in February 2014 and certain natural gas marketing operations that we acquired in our December 2013 acquisition of Gavilon Energy and wound down during fiscal year 2014. The “corporate and other” category also includes certain corporate expenses that are not allocated to the reportable segments.

EXHIBIT 99.2

	Year Ended March 31,
	2016	2015	2014
	(in thousands)
Revenues (1):
Crude oil logistics-
Crude oil sales	$3,170,891	$6,621,871	$4,559,923
Crude oil transportation and other	55,882	43,349	36,469
Elimination of intersegment sales	(9,694)	(29,836)	(37,847)
Total crude oil logistics revenues	3,217,079	6,635,384	4,558,545
Water solutions-
Service fees	136,710	105,682	58,161
Recovered hydrocarbons	41,090	81,762	67,627
Water transportation	—	10,760	17,312
Other revenues	7,201	1,838	—
Total water solutions revenues	185,001	200,042	143,100
Liquids-
Propane sales	618,919	1,265,262	1,632,948
Other product sales	620,175	1,111,834	1,231,965
Other revenues	35,943	28,745	31,062
Elimination of intersegment sales	(80,558)	(162,016)	(245,550)
Total liquids revenues	1,194,479	2,243,825	2,650,425
Retail propane-
Propane sales	248,673	347,575	388,225
Distillate sales	64,868	106,037	127,672
Other revenues	39,436	35,585	35,918
Total retail propane revenues	352,977	489,197	551,815
Refined products and renewables-
Refined products sales	6,294,008	6,682,040	1,180,895
Renewables sales	390,753	473,885	176,781
Service fees	108,221	76,847	—
Elimination of intersegment sales	(870)	(1,079)	—
Total refined products and renewables revenues	6,792,112	7,231,693	1,357,676
Corporate and other	462	1,916	437,713
Total revenues	$11,742,110	$16,802,057	$9,699,274
Depreciation and Amortization:
Crude oil logistics	$39,363	$38,626	$22,111
Water solutions	91,685	73,618	55,105
Liquids	15,642	13,513	11,018
Retail propane	35,992	31,827	28,878
Refined products and renewables	40,861	32,948	625
Corporate and other	5,381	3,417	3,017
Total depreciation and amortization	$228,924	$193,949	$120,754
Operating Income (Loss):
Crude oil logistics	$(40,745)	$(35,832)	$678
Water solutions	(313,673)	65,340	10,317
Liquids	76,173	45,072	71,888
Retail propane	44,096	64,075	61,285
Refined products and renewables	226,951	54,567	6,514
Corporate and other	(97,405)	(85,802)	(44,117)
Total operating (loss) income	$(104,603)	$107,420	$106,565

(1)
During the six months ended September 30, 2015, we made certain changes in the way we attribute revenues to the categories shown in the table above. These changes did not impact total revenues. We have retrospectively adjusted previously reported amounts to conform to the current presentation.

EXHIBIT 99.2

The following table summarizes additions to property, plant and equipment by segment. This information has been prepared on the accrual basis, and includes property, plant and equipment acquired in acquisitions.

	Year Ended March 31,
	2016	2015	2014
	(in thousands)
Additions to property, plant and equipment:
Crude oil logistics	$447,952	$58,747	$204,642
Water solutions	211,080	186,007	100,877
Liquids	50,533	114,180	52,560
Retail propane	41,235	35,602	24,430
Refined products and renewables	25,147	573,954	1,238
Corporate and other	15,172	1,286	7,242
Total	$791,119	$969,776	$390,989

The following tables summarize long-lived assets (consisting of property, plant and equipment, intangible assets, and goodwill) and total assets by segment:

	March 31,
	2016	2015
	(in thousands)
Long-lived assets, net:
Crude oil logistics	$1,679,027	$1,327,538
Water solutions	1,162,405	1,244,965
Liquids	572,081	534,317
Retail propane	483,330	467,254
Refined products and renewables	180,783	808,126
Corporate and other	36,198	32,357
Total	$4,113,824	$4,414,557

Total assets:
Crude oil logistics	$2,197,113	$2,337,188
Water solutions	1,236,875	1,311,175
Liquids	693,872	713,810
Retail propane	538,267	542,078
Refined products and renewables	765,806	1,669,851
Corporate and other	128,222	81,690
Total	$5,560,155	$6,655,792

EXHIBIT 99.2

Note 14—Disposals and Impairments

Sale of General Partner Interest in TLP

On February 1, 2016, we completed the sale of our general partner interest in TLP to ArcLight for $350 million in cash and recorded a gain on disposal of $329.9 million during the three months ended March 31, 2016. As part of this transaction, we entered into lease agreements whereby we will remain the long-term exclusive tenant in the TLP Southeast terminal system. As a result of entering into these leases, we deferred $204.6 million of the gain on the sale and will recognize this amount over our future lease payment obligations, which is approximately seven years. During the three months ended March 31, 2016, we recognized $5.0 million of the deferred gain in our consolidated statement of operations. Expected amortization of the deferred gain is as follows (in thousands):

Year Ending March 31,
2017	$30,113
2018	30,113
2019	30,113
2020	30,113
2021	29,593
Thereafter	49,487
Total	$199,532

Within our consolidated balance sheet, the current portion of the deferred gain, $30.1 million, is recorded in accrued expenses and other payables and the long-term portion, $169.4 million, is recorded in other noncurrent liabilities. In addition, we retained TransMontaigne’s marketing business, which is a significant part of our refined products and renewables segment, and TransMontaigne Product Services, LLC, its customer contracts and its line space on the Colonial and Plantation pipelines. See Note 19 for a discussion of the sale of all common units we held in TLP to an affiliate of ArcLight.

Other Disposals

During the year ended March 31, 2016 in our crude oil logistics segment, (i) two previously-planned projects were canceled and we recorded a loss of $3.1 million and (ii) we sold and/or abandoned certain trucks, trailers and barges and recorded a loss of $1.4 million. These losses are reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

During the year ended March 31, 2016 in our refined products and renewables segment, we recorded a loss of $1.8 million related to certain property, plant and equipment that we have retired and we also sold certain tank bottoms and recorded a loss of $1.3 million. These losses are reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

During the year ended March 31, 2016, we received a payment of $3.0 million from the state of Maine to relocate certain terminal assets in our liquids segment. This payment is reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

During the year ended March 31, 2015, we sold a natural gas liquids terminal and recorded a loss in our consolidated statement of operations of $29.8 million, which included a loss on property, plant and equipment of $21.7 million and a loss of $8.1 million on goodwill allocated to the assets sold. This loss is reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

During the year ended March 31, 2015, we sold the water transportation business in our water solutions segment and recorded a loss in our consolidated statement of operations of $4.0 million, which included a loss on property, plant and equipment of $2.2 million and a loss of $1.8 million on goodwill allocated to the assets sold. This loss is reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

EXHIBIT 99.2

During the year ended March 31, 2015, we recorded a loss on abandonment of $3.1 million related to the property, plant and equipment of water disposal facilities that we have retired in our water solutions segment. This loss is reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

We acquired Gavilon Energy in December 2013, which operated a natural gas marketing business. During March 2014, we assigned all of the storage and transportation contracts of the natural gas marketing business to a third party. Since these contracts were at unfavorable terms relative to current market conditions, we paid $44.8 million to assign these contracts. We recorded a liability of $50.8 million related to these storage and transportation contracts in the acquisition accounting, and we amortized $6.0 million of this balance as a reduction to cost of sales during the period from the acquisition date through the date we assigned the contracts. We also assigned all forward purchase and sale contracts and all financial derivative contracts, and thereby wound down the natural gas business. Our consolidated statement of operations for the year ended March 31, 2014 includes $1.4 million of operating income related to the natural gas business, which is reported within “corporate and other” in the segment disclosures in Note 13.

We acquired High Sierra in June 2012, which operated a compressor leasing business. We sold the compressor leasing business in February 2014 for $10.8 million (net of the amount due to the owner of the noncontrolling interest in the business). We recorded a gain on the sale of the business of $4.4 million, $1.6 million of which was attributable to the disposal of the noncontrolling interest. We reported the gain as a reduction to loss on disposal or impairment of assets, net in our consolidated statement of operations. Our consolidated statement of operations for the year ended March 31, 2014 includes $2.3 million of operating income related to the compressor leasing business, which is reported within “corporate and other” in the segment disclosures in Note 13.

Long-lived Asset Impairments

During the fourth quarter of fiscal year 2016, we recorded a write-down of $47.7 million related to pipe we no longer expect to use in the originally-planned Grand Mesa Pipeline, which is reported within loss on disposal or impairment of assets, net.

During the year ended March 31, 2016, we recorded an impairment of $2.4 million to the property, plant and equipment of two of our crude oil barges in our crude oil logistics segment, which is reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

During the year ended March 31, 2016, we wrote off assets of $14.6 million acquired as part of the Gavilon Energy acquisition that we deemed no longer recoverable in our liquids segment, which is reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

During the year ended March 31, 2014, we recorded an impairment of $5.3 million to the property, plant and equipment of one of our natural gas liquids terminals in our liquids segment, which is reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

During the year ended March 31, 2014, two of our water solutions facilities in our water solutions segment experienced damage to their property, plant and equipment as a result of lightning strikes. We recorded a write-down to property, plant and equipment of $1.5 million related to these incidents, which is reported within loss on disposal or impairment of assets, net in our consolidated statement of operations.

Goodwill Impairment

Due to the continued decline in crude oil prices and crude oil production, we tested the goodwill within our water solutions reporting unit for impairment at December 31, 2015. At December 31, 2015, our water solutions reporting unit had a goodwill balance of $660.8 million. We estimated the fair value of our water solutions reporting unit based on the income approach, also known as the discounted cash flow method, which utilizes the present value of cash flows to estimate the fair value. The future cash flows of our water solutions reporting unit were projected based upon estimates as of the test date of future revenues, operating expenses and cash outflows necessary to support these cash flows, including working capital and maintenance capital expenditures. We also considered expectations regarding: (i) expected disposal volumes, which have continued in spite of the lower crude oil price environment as oilfield producers have focused on their most productive properties and have continued to deliver disposal volumes to our facilities, and (ii) the crude oil price environment as reflected in crude oil forward prices as of the test date. In performing the discounted cash flow analysis, we utilized reports issued by independent third parties projecting crude oil prices through 2018. We assumed an approximate $1/barrel increase each quarter for the periods beyond those represented in the reports, with crude oil reaching $65/barrel by the fourth quarter of 2021. We

EXHIBIT 99.2

used a price of $32/barrel for the fourth quarter of 2016, the starting point of our cash flow projections. We kept prices constant at $65/barrel for periods in our model beyond 2021. Consistent with observed disposal volume trends, the disposal volumes were based on an expectation of a certain amount of production returning at certain crude oil price levels. For expenses, we assumed an increase consistent with the increase in disposal volumes. The discount rate used in our discounted cash flow method was calculated by using the average of the range of discount rates from a recent water solutions transaction similar in size to our water solutions reporting unit. The discounted cash flow results indicated that the estimated fair value of our water solutions reporting unit was greater than its carrying value by approximately 9% at December 31, 2015.

As a result of the continued decline in crude oil production, its continued adverse impact on our water solutions reporting unit and the completion of our annual budget process we decided to test the goodwill within our water solutions reporting unit for impairment as of March 31, 2016 as it was more likely than not that the fair value of our water solutions reporting unit was less than the carry amount. Similar to the testing performed as of December 31, 2015, fair value of the water solutions reporting unit was based on the income approach, which utilizes the present value of cash flows to estimate the fair value. We utilized the same pricing, expense and discount rate assumptions in our current model as described above but adjusted our expected water volumes and percentage recovered hydrocarbons to match what we have budgeted for our fiscal year 2017. Volumes budgeted for fiscal year 2017 were heavily influenced by the reporting unit’s fourth quarter 2017 operating results. We utilized the same assumptions related to anticipated volume growth as above. The discounted cash flow results indicated that the estimated fair value of our water business was less than its carrying value by approximately 11% at March 31, 2016.

During the year ended March 31, 2016, we recorded an estimated goodwill impairment charge of $380.2 million, which is recorded within loss on disposal or impairment of assets in our consolidated statements of operations. We plan to finalize our goodwill impairment analysis prior to issuing our financial statements for the quarter ending June 30, 2016, and will adjust our estimated impairment as needed. At March 31, 2016 our water solutions reporting units had a goodwill balance of $290.9 million.

Our estimated fair value is predicated upon crude oil prices increasing over the next six years based on the third party forecasts utilized and management’s assumption of a price recovery to $65/barrel by 2021. We used this increase in crude oil prices to estimate the volume of wastewater to be processed at our facilities, based on the expected increased production by our customers, and the revenue generated by selling the hydrocarbons extracted from the wastewater. The projected prices we used were from reports generated by independent third parties and were based on their assessment of the market and their expectation of the market going forward. Due to the current volatility in the crude oil market, we believe that it is reasonably possible that crude oil prices could decline. Further declines in crude oil prices would negatively affect the timing of the recovery of crude oil prices and the estimated water disposal volumes we used in our estimates, such that our estimate of fair value could change and result in further impairment of the goodwill in our water solutions reporting unit.

For our other reporting units, we performed a qualitative assessment as of January 1, 2016 to determine whether it is more likely than not that the fair value of each reporting unit is greater than the book value of the reporting unit. Based on these qualitative assessments we determined that the fair value of each of these reporting units was more likely than not greater than the carrying value of the reporting units.

We did not record any goodwill impairments during the years ended March 31, 2015 and March 31, 2014.

Note 15—Transactions with Affiliates

SemGroup Corporation (“SemGroup”) holds ownership interests in our general partner. We sell product to and purchase product from SemGroup, and these transactions are included within revenues and cost of sales, respectively, in our consolidated statements of operations. We also lease crude oil storage from SemGroup.

We purchase ethanol from an equity method investee. These transactions are reported within cost of sales in our consolidated statements of operations.

Certain members of our management and members of their families own interests in entities from which we have purchased products and services and to which we have sold products and services. During the year ended March 31, 2016, $32.7 million of these transactions were capital expenditures and were recorded as increases to property, plant and equipment.

EXHIBIT 99.2

The following table summarizes these related party transactions:

	Year Ended March 31,
	2016	2015	2014
	(in thousands)
Sales to SemGroup	$43,825	$88,276	$160,993
Purchases from SemGroup	53,209	130,134	300,164
Sales to equity method investees	14,836	14,493	—
Purchases from equity method investees	113,780	149,828	47,731
Sales to entities affiliated with management	318	2,151	110,824
Purchases from entities affiliated with management	45,197	29,419	120,038

Accounts receivable from affiliates consist of the following at the dates indicated:

	March 31,
	2016	2015
	(in thousands)
Receivables from SemGroup	$1,166	$13,443
Receivables from equity method investees	14,446	652
Receivables from entities affiliated with management	13	3,103
Total	$15,625	$17,198

Accounts payable to affiliates consist of the following at the dates indicated:

	March 31,
	2016	2015
	(in thousands)
Payables to SemGroup	$1,823	$11,546
Payables to equity method investees	3,947	6,788
Payables to entities affiliated with management	1,423	7,460
Total	$7,193	$25,794

We also have a loan receivable of $22.3 million at March 31, 2016 from an equity method investee. During the year ended March 31, 2016, we received loan payments of $1.5 million from our investee in accordance with the loan agreement. The investee makes loan payments from time to time in accordance with the loan agreement and is required to make monthly principal payments beginning on June 1, 2018 with the remaining principal balance due on May 31, 2020.

During the year ended March 31, 2014, we completed the acquisition of a crude oil logistics business owned by an employee. We paid $11.0 million of cash for this acquisition.

Note 16—Other Matters

Grand Mesa Pipeline

In September 2014, we entered into a joint venture with RimRock Midstream, LLC (“RimRock”) whereby each party owned a 50% interest in Grand Mesa Pipeline, LLC (“Grand Mesa”). In October 2014, we obtained ship-or-pay volume commitments from multiple shippers to begin construction of the Grand Mesa Pipeline, which will originate in Colorado and terminate in Cushing, Oklahoma. In November 2014, we acquired RimRock’s 50% ownership interest in Grand Mesa for $310.0 million in cash. In November 2015, Grand Mesa Pipeline entered into an agreement with Saddlehorn Pipeline Company, LLC (“Saddlehorn”), under which we acquired a 37.5% undivided interest in a crude oil pipeline currently under construction (the “Joint Pipeline”). The Joint Pipeline will take receipt from Grand Mesa Pipeline’s origin in Colorado and will deliver to Cushing, Oklahoma. We will have the right to utilize 150,000 barrels per day of capacity on the Joint Pipeline. Operating costs will be allocated to us based on our proportionate ownership interest and throughput. We expect the Joint Pipeline to be operational beginning in the third quarter of fiscal year 2017.

EXHIBIT 99.2

Through our undivided interest in the Joint Pipeline, we will have expanded capacity, sufficient to service our customer contracts at the same origin and termination points with the ability to accept additional volume commitments. We will retain ownership of our previously-acquired easements for the potential future development of transportation projects involving petroleum commodities other than crude oil and condensate. With the consent and participation of Saddlehorn, we and Saddlehorn may consider future opportunities using these easements for projects involving the transportation of crude oil and condensate.

During the six months ended March 31, 2016, we reclassified $47.0 million of costs to acquire land, rights-of-way and easements on the originally-planned Grand Mesa Pipeline route to intangible assets. As discussed above, we acquired an undivided interest in a different crude oil pipeline with the same origin and destination points as those of our originally-planned Grand Mesa Pipeline route. We will retain the land, rights-of-way and easements along the originally-planned Grand Mesa Pipeline route for potential future development.

Purchase of Pipeline Capacity Allocations

On certain interstate refined product pipelines, shipment demand exceeds available capacity, and capacity is allocated to shippers based on their historical shipment volumes. During the year ended March 31, 2015, we paid $24.2 million to acquire certain refined product pipeline capacity allocations from other shippers.

Crude Oil Rail Transloading Facility

In October 2014, we announced plans to build a crude oil rail transloading facility, backed by executed producer commitments. Subsequent to executing these commitments, the producers requested to be released from the commitments. We agreed to release the producers from their commitments in return for a cash payment in March 2015 and additional cash payments over the next five years. In addition, one of the producers committed to pay us a specified fee on each barrel of crude oil it produces in a specified basin over a period of seven years. Upon execution of these agreements in March 2015, we recorded a gain of $31.6 million to other income in our consolidated statement of operations, net of certain project abandonment costs.

Note 17—Error Correction

Subsequent to the issuance of certain previously issued financial statements, we determined that there were errors in those financial statements from not recording certain contingent consideration liabilities related to royalty agreements assumed as part of acquisitions in our water solutions segment. The effect of the error was material to the financial statements for each of the first three fiscal quarters of 2016 so those quarters have been restated for the effects of the error correction. The effect of the error was not material to the financial statements for the fiscal year 2015 or for the quarters within fiscal year 2015. As a result, fiscal year 2015 and the quarters within fiscal year 2015 have been changed for the correction of an immaterial error in accordance with the methodology described in SAB Topic 1N, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements.

We have changed our previously issued (i) consolidated balance sheet at March 31, 2015, (ii) consolidated statement of operations, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year ended March 31, 2015, and (iii) unaudited financial information for the quarters within fiscal year 2015. We are restating our previously issued unaudited financial information for the first three fiscal quarters of 2016. The following tables summarize the impact of the error correction on our consolidated financial statements, each as compared with the amounts presented in previously issued financial statements. Certain of the as previously reported balances include purchase accounting adjustments and the adoption of ASU 2015-03 related to debt issuance costs (see Note 2).

The following tables summarize the as previously reported balances, adjustments, and corrected and restated balances on our consolidated balance sheets by financial statement line item (in thousands):

EXHIBIT 99.2

	December 31, 2015
	(Unaudited)

	As Reported	Adjustment	As Restated
Goodwill	$1,522,644	$177,509	$1,700,153
Total assets	6,547,043	177,509	6,724,552
Accrued expenses and other payables	193,295	4,563	197,858
Total current liabilities	796,908	4,563	801,471
Other noncurrent liabilities	13,232	99,692	112,924
Equity - general partner interest	(34,431)	77	(34,354)
Equity - limited partners interest	1,920,528	71,734	1,992,262
Equity - noncontrolling interests	544,890	1,443	546,333
Total equity	2,430,839	73,254	2,504,093
Total liabilities and equity	6,547,043	177,509	6,724,552

	September 30, 2015
	(Unaudited)

	As Reported	Adjustment	As Restated
Goodwill	$1,490,928	$167,309	$1,658,237
Total assets	6,433,747	167,309	6,601,056
Accrued expenses and other payables	164,433	5,469	169,902
Total current liabilities	852,170	5,469	857,639
Other noncurrent liabilities	17,679	109,960	127,639
Equity - general partner interest	(34,380)	55	(34,325)
Equity - limited partners interest	1,976,663	51,080	2,027,743
Equity - noncontrolling interests	544,147	745	544,892
Total equity	2,486,294	51,880	2,538,174
Total liabilities and equity	6,433,747	167,309	6,601,056

	June 30, 2015
	(Unaudited)

	As Reported	Adjustment	As Restated
Goodwill	$1,451,654	$148,809	$1,600,463
Total assets	6,625,715	148,809	6,774,524
Accrued expenses and other payables	237,407	5,898	243,305
Total current liabilities	1,088,700	5,898	1,094,598
Other noncurrent liabilities	17,082	109,083	126,165
Equity - general partner interest	(35,097)	36	(35,061)
Equity - limited partners interest	2,056,852	33,653	2,090,505
Equity - noncontrolling interests	547,162	139	547,301
Total equity	2,568,800	33,828	2,602,628
Total liabilities and equity	6,625,715	148,809	6,774,524

EXHIBIT 99.2

	March 31, 2015

	As Reported	Adjustment	As Corrected
Goodwill	$1,433,224	$125,009	$1,558,233
Total assets	6,530,783	125,009	6,655,792
Accrued expenses and other payables	196,357	5,992	202,349
Total current liabilities	1,113,875	5,992	1,119,867
Other noncurrent liabilities	16,321	98,708	115,029
Equity - general partner interest	(37,021)	21	(37,000)
Equity - limited partners interest	2,162,924	20,624	2,183,551
Equity - noncontrolling interests	547,326	(336)	546,990
Total equity	2,673,120	20,309	2,693,432
Total liabilities and equity	6,530,783	125,009	6,655,792

	December 31, 2014
	(Unaudited)

	As Reported	Adjustment	As Corrected
Goodwill	$1,250,239	$111,308	$1,361,547
Total assets	6,905,902	111,308	7,017,210
Accrued expenses and other payables	277,304	5,661	282,965
Total current liabilities	1,901,168	5,661	1,906,829
Other noncurrent liabilities	11,811	99,805	111,616
Equity - general partner interest	(39,035)	6	(39,029)
Equity - limited partners interest	1,709,150	5,638	1,714,788
Equity - noncontrolling interests	569,575	198	569,773
Total equity	2,239,601	5,842	2,245,443
Total liabilities and equity	6,905,902	111,308	7,017,210

	September 30, 2014
	(Unaudited)

	As Reported	Adjustment	As Corrected
Goodwill	$1,170,490	$83,783	$1,254,273
Total assets	6,551,679	83,783	6,635,462
Accrued expenses and other payables	218,482	4,922	223,404
Total current liabilities	1,759,980	4,922	1,764,902
Other noncurrent liabilities	39,518	75,211	114,729
Equity - general partner interest	(39,690)	4	(39,686)
Equity - limited partners interest	1,785,823	3,550	1,789,373
Equity - noncontrolling interests	568,770	96	568,866
Total equity	2,314,830	3,650	2,318,480
Total liabilities and equity	6,551,679	83,783	6,635,462

EXHIBIT 99.2

	June 30, 2014
	(Unaudited)

	As Reported	Adjustment	As Corrected
Goodwill	$1,101,471	$56,830	$1,158,301
Total assets	4,265,502	56,830	4,322,332
Accrued expenses and other payables	123,939	4,621	128,560
Total current liabilities	1,034,335	4,621	1,038,956
Other noncurrent liabilities	8,000	50,862	58,862
Equity - general partner interest	(41,308)	1	(41,307)
Equity - limited partners interest	1,822,572	1,223	1,823,795
Equity - subordinated interest	(5,248)	98	(5,150)
Equity - noncontrolling interests	5,327	25	5,352
Total equity	1,781,292	1,347	1,782,639
Total liabilities and equity	4,265,502	56,830	4,322,332

The following tables summarize the as previously reported balances, adjustments and corrected and restated balances on our consolidated statements of operations by financial statement line item for the periods ended (in thousands, except per unit amounts):

	Three Months Ended
	December 31, 2015
	(Unaudited)

	As Reported	Adjustment	As Restated
Operating expenses	$106,783	$(2,062)	$104,721
Revaluation of liabilities	—	(19,312)	(19,312)
Income before income taxes	30,023	21,374	51,397
Net income	29,621	21,374	50,995
Net income allocated to general partner	16,217	22	16,239
Net income attributable to noncontrolling interests	6,140	698	6,838
Net income allocated to limited partners	7,264	20,654	27,918
Basic income per common unit	0.07	0.20	0.27
Diluted income per common unit	0.03	0.19	0.22

	Three Months Ended
	September 30, 2015
	(Unaudited)

	As Reported	Adjustment	As Restated
Operating expenses	$99,773	$(2,143)	$97,630
Revaluation of liabilities	—	(15,909)	(15,909)
Loss before income taxes	(26,938)	18,052	(8,886)
Net loss	(24,152)	18,052	(6,100)
Net income allocated to general partner	16,166	19	16,185
Net income attributable to noncontrolling interests	2,891	606	3,497
Net loss allocated to limited partners	(43,209)	17,427	(25,782)
Basic and diluted loss per common unit	(0.41)	0.16	(0.25)

EXHIBIT 99.2

	Three Months Ended
	June 30, 2015
	(Unaudited)

	As Reported	Adjustment	As Restated
Operating expenses	$107,914	$(2,324)	$105,590
Revaluation of liabilities	—	(11,195)	(11,195)
Loss before income taxes	(37,988)	13,519	(24,469)
Net loss	(38,526)	13,519	(25,007)
Net income allocated to general partner	15,359	15	15,374
Net income attributable to noncontrolling interests	3,875	475	4,350
Net loss allocated to limited partners	(57,760)	13,029	(44,731)
Basic and diluted loss per common unit	(0.56)	0.13	(0.43)

	Three Months Ended
	March 31, 2015
	(Unaudited)

	As Reported	Adjustment	As Corrected
Operating expenses	$109,560	$(2,203)	$107,357
Revaluation of liabilities	—	(12,264)	(12,264)
Income before income taxes	90,297	14,467	104,764
Net income	90,942	14,467	105,409
Net income allocated to general partner	13,459	15	13,474
Net income attributable to noncontrolling interests	4,164	(534)	3,630
Net income allocated to limited partners	73,319	14,986	88,305
Basic and diluted income per common unit	0.78	0.15	0.93

	Three Months Ended
	December 31, 2014
	(Unaudited)

	As Reported	Adjustment	As Corrected
Operating expenses	$97,761	$(2,192)	$95,569
Loss before income taxes	(7,359)	2,192	(5,167)
Net loss	(5,269)	2,192	(3,077)
Net income allocated to general partner	11,783	2	11,785
Net income attributable to noncontrolling interests	5,649	102	5,751
Net loss allocated to limited partners	(22,701)	2,088	(20,613)
Basic and diluted loss per common unit	(0.26)	0.03	(0.23)

EXHIBIT 99.2

	Three Months Ended
	September 30, 2014
	(Unaudited)

	As Reported	Adjustment	As Corrected
Operating expenses	$97,419	$(2,303)	$95,116
Loss before income taxes	(17,801)	2,303	(15,498)
Net loss	(15,879)	2,303	(13,576)
Net income allocated to general partner	11,056	3	11,059
Net income attributable to noncontrolling interests	3,345	71	3,416
Net loss allocated to limited partners	(30,280)	2,229	(28,051)
Basic and diluted loss per common unit	(0.34)	0.02	(0.32)

	Three Months Ended
	June 30, 2014
	(Unaudited)

	As Reported	Adjustment	As Corrected
Operating expenses	$67,436	$(1,347)	$66,089
Loss before income taxes	(38,875)	1,347	(37,528)
Net loss	(39,910)	1,347	(38,563)
Net income allocated to general partner	9,381	1	9,382
Net income attributable to noncontrolling interests	65	25	90
Net loss allocated to limited partners	(49,356)	1,321	(48,035)
Basic and diluted loss per common unit	(0.61)	0.01	(0.60)

	Six Months Ended
	September 30, 2015
	(Unaudited)

	As Reported	Adjustment	As Restated
Operating expenses	$207,687	$(4,467)	$203,220
Revaluation of liabilities	—	(27,104)	(27,104)
Loss before income taxes	(64,926)	31,571	(33,355)
Net loss	(62,678)	31,571	(31,107)
Net income allocated to general partner	31,525	34	31,559
Net income attributable to noncontrolling interests	6,766	1,081	7,847
Net loss allocated to limited partners	(100,969)	30,456	(70,513)
Basic and diluted loss per common unit	(0.97)	0.30	(0.67)

EXHIBIT 99.2

	Six Months Ended
	September 30, 2014
	(Unaudited)

	As Reported	Adjustment	As Corrected
Operating expenses	$164,855	$(3,650)	$161,205
Loss before income taxes	(56,676)	3,650	(53,026)
Net loss	(55,789)	3,650	(52,139)
Net income allocated to general partner	20,437	4	20,441
Net income attributable to noncontrolling interests	3,410	96	3,506
Net loss allocated to limited partners	(79,636)	3,550	(76,086)
Basic and diluted loss per common unit	(0.93)	0.04	(0.89)

	Nine Months Ended
	December 31, 2015
	(Unaudited)

	As Reported	Adjustment	As Restated
Operating expenses	$314,470	$(6,529)	$307,941
Revaluation of liabilities	—	(46,416)	(46,416)
(Loss) income before income taxes	(34,903)	52,945	18,042
Net (loss) income	(33,057)	52,945	19,888
Net income allocated to general partner	47,742	56	47,798
Net income attributable to noncontrolling interests	12,906	1,779	14,685
Net loss allocated to limited partners	(93,705)	51,110	(42,595)
Basic and diluted loss per common unit	(0.90)	0.49	(0.41)

	Nine Months Ended
	December 31, 2014
	(Unaudited)

	As Reported	Adjustment	As Corrected
Operating expenses	$262,616	$(5,842)	$256,774
Loss before income taxes	(64,035)	5,842	(58,193)
Net loss	(61,058)	5,842	(55,216)
Net income allocated to general partner	32,220	6	32,226
Net income attributable to noncontrolling interests	9,059	198	9,257
Net loss allocated to limited partners	(102,337)	5,638	(96,699)
Basic and diluted loss per common unit	(1.17)	0.06	(1.11)

EXHIBIT 99.2

	Year Ended
	March 31, 2015

	As Reported	Adjustment	As Corrected
Operating expenses	$372,176	$(8,045)	$364,131
Revaluation of liabilities	—	(12,264)	(12,264)
Income before income taxes	26,262	20,309	46,571
Net income	29,884	20,309	50,193
Net income allocated to general partner	45,679	21	45,700
Net income attributable to noncontrolling interests	13,223	(336)	12,887
Net loss allocated to limited partners	(29,018)	20,624	(8,394)
Basic and diluted loss per common unit	(0.29)	0.24	(0.05)

The following table summarizes the as previously reported balances, adjustments and corrected balances on the consolidated statement of comprehensive income by financial statement line item for the year ended March 31, 2015 (in thousands):

	Year Ended
	March 31, 2015

	As Reported	Adjustment	As Corrected
Net income	$29,884	$20,309	$50,193
Comprehensive income	30,011	20,309	50,320

The only changes to the consolidated statements of comprehensive income for all periods, including the interim periods for fiscal 2015 and 2016, are the changes to net income (loss) shown in the tables above.

The following table summarizes the as previously reported balances, adjustments and corrected balances on our consolidated statement of changes in equity by financial statement line item for the year ended March 31, 2015 (in thousands):

	Year Ended
	March 31, 2015

	As Reported	Adjustment	As Corrected
Net income allocated to general partner	$45,679	$21	$45,700
Net income attributable to noncontrolling interests	13,223	(336)	12,887
Net loss allocated to limited partners	(29,018)	20,624	(8,394)
Net income	29,884	20,309	50,193
Equity - general partner interest	(37,021)	21	(37,000)
Equity - limited partners interest	2,162,924	20,624	2,183,551
Equity - noncontrolling interests	547,326	(336)	546,990
Total equity	2,673,120	20,309	2,693,432

The following table summarizes the as previously reported balances, adjustments and corrected balances on our consolidated statement of cash flows by financial statement line item for the year ended March 31, 2015 (in thousands):

EXHIBIT 99.2

	Year Ended
	March 31, 2015

	As Reported	Adjustment	As Corrected
Net income	$29,884	$20,309	$50,193
Revaluation of liabilities	—	(12,264)	(12,264)
Accrued expenses and other liabilities	(53,844)	(8,045)	(61,889)

The only changes to the consolidated statements of cash flows for all periods, including the interim periods for fiscal 2015 and 2016, are the changes to net income (loss) and the reconciling items from net income (loss) to cash flows from operations: revaluation of liabilities and changes in accrued expenses and other liabilities. Total cash flows from operating, investing and financing activities are unchanged for all periods.

Note 18—Quarterly Information (Unaudited) (As Corrected and Restated)

The following tables summarize our corrected and restated historical consolidated balance sheets and consolidated statements of operations for the interim quarters impacted by the changes discussed in Note 17. Certain of the as corrected and restated balances include purchase accounting adjustments and the adoption of ASU 2015-03 related to debt issuance costs (see Note 2). The computation of net income (loss) per common unit is done separately by quarter and year. The total of net income (loss) per common unit of the individual quarters may not equal net income (loss) per common unit for the year, due primarily to the income allocation between the general partner and limited partners and variations in the weighted average units outstanding used in computing such amounts.

Our retail propane segment’s business is seasonal due to weather conditions in our service areas. Propane sales to residential and commercial customers are affected by winter heating season requirements, which generally results in higher operating revenues and net income during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Our liquids segment is also subject to seasonal fluctuations, as demand for propane and butane is typically higher during the winter months. Our operating revenues from our other segments are less weather sensitive. Additionally, the acquisitions described in Note 4 impact the comparability of the quarterly information within the year, and year to year. The numbers in the tables below, with the exception of the units outstanding and the per unit numbers are represented in thousands.

EXHIBIT 99.2

		As Restated
	March 31,	December 31,	September 30,	June 30,
	2016	2015	2015	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,176	$25,179	$30,053	$43,506
Accounts receivable-trade, net of allowance for doubtful accounts	521,014	581,621	712,025	905,196
Accounts receivable-affiliates	15,625	3,812	6,345	18,740
Inventories	367,806	414,088	408,374	489,064
Prepaid expenses and other current assets	95,859	117,476	120,122	130,889
Assets held for sale	—	87,383	—	—
Total current assets	1,028,480	1,229,559	1,276,919	1,587,395

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	1,649,572	1,972,925	1,845,112	1,743,584
GOODWILL	1,315,362	1,700,153	1,658,237	1,600,463
INTANGIBLE ASSETS, net of accumulated amortization	1,148,890	1,225,012	1,215,102	1,234,542
INVESTMENTS IN UNCONSOLIDATED ENTITIES	219,550	467,559	473,239	474,221
LOAN RECEIVABLE-AFFILIATE	22,262	23,258	23,775	23,775
OTHER NONCURRENT ASSETS	176,039	106,086	108,672	110,544
Total assets	$5,560,155	$6,724,552	$6,601,056	$6,774,524

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$420,306	$511,309	$568,523	$755,062
Accounts payable-affiliates	7,193	11,042	18,794	25,592
Accrued expenses and other payables	214,426	197,858	169,902	243,305
Advance payments received from customers	56,185	73,662	96,380	66,706
Current maturities of long-term debt	7,907	7,600	4,040	3,933
Total current liabilities	706,017	801,471	857,639	1,094,598

LONG-TERM DEBT, net of debt issuance costs and current maturities	2,912,837	3,306,064	3,077,604	2,951,133
OTHER NONCURRENT LIABILITIES	247,236	112,924	127,639	126,165

COMMITMENTS AND CONTINGENCIES	—	—	—	—

EQUITY:
General partner, representing a 0.1% interest	(50,811)	(34,354)	(34,325)	(35,061)
Limited partners, representing a 99.9% interest	1,707,326	1,992,262	2,027,743	2,090,505
Accumulated other comprehensive loss	(157)	(148)	(136)	(117)
Noncontrolling interests	37,707	546,333	544,892	547,301
Total equity	1,694,065	2,504,093	2,538,174	2,602,628
Total liabilities and equity	$5,560,155	$6,724,552	$6,601,056	$6,774,524

EXHIBIT 99.2

	As Corrected
	March 31,	December 31,	September 30,	June 30,
	2015	2014	2014	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,303	$30,556	$11,823	$39,679
Accounts receivable-trade, net of allowance for doubtful accounts	1,025,763	1,664,039	1,433,117	903,011
Accounts receivable-affiliates	17,198	42,549	41,706	1,110
Inventories	442,025	535,928	941,589	373,633
Prepaid expenses and other current assets	121,207	184,675	156,818	58,613
Total current assets	1,647,496	2,457,747	2,585,053	1,376,046

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	1,624,016	1,472,295	1,433,313	863,457
GOODWILL	1,558,233	1,361,547	1,254,273	1,158,301
INTANGIBLE ASSETS, net of accumulated amortization	1,232,308	1,153,028	838,088	699,315
INVESTMENTS IN UNCONSOLIDATED ENTITIES	472,673	478,444	482,644	211,480
LOAN RECEIVABLE-AFFILIATE	8,154	—	—	—
OTHER NONCURRENT ASSETS	112,912	94,149	42,091	13,733
Total assets	$6,655,792	$7,017,210	$6,635,462	$4,322,332

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$833,018	$1,534,568	$1,345,024	$810,149
Accounts payable-affiliates	25,794	12,766	85,307	37,706
Accrued expenses and other payables	202,349	282,965	223,404	128,560
Advance payments received from customers	54,234	72,075	106,105	56,373
Current maturities of long-term debt	4,472	4,455	5,062	6,168
Total current liabilities	1,119,867	1,906,829	1,764,902	1,038,956

LONG-TERM DEBT, net of debt issuance costs and current maturities	2,727,464	2,753,322	2,437,351	1,441,875
OTHER NONCURRENT LIABILITIES	115,029	111,616	114,729	58,862

COMMITMENTS AND CONTINGENCIES	0	0	0	0

EQUITY:
General partner, representing a 0.1% interest	(37,000)	(39,029)	(39,686)	(41,307)
Limited partners, representing a 99.9% interest	2,183,551	1,714,788	1,789,373	1,823,795
Subordinated units	—	—	—	(5,150)
Accumulated other comprehensive loss	(109)	(89)	(73)	(51)
Noncontrolling interests	546,990	569,773	568,866	5,352
Total equity	2,693,432	2,245,443	2,318,480	1,782,639
Total liabilities and equity	$6,655,792	$7,017,210	$6,635,462	$4,322,332

EXHIBIT 99.2

		As Restated
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
	2016	2015	2015	2015
REVENUES:
Crude oil logistics	$362,292	$519,425	$1,007,578	$1,327,784
Water solutions	37,776	45,438	47,494	54,293
Liquids	332,975	353,527	258,992	248,985
Retail propane	135,179	100,145	53,206	64,447
Refined products and renewables	1,456,756	1,666,471	1,825,925	1,842,960
Other	462	—	—	—
Total Revenues	2,325,440	2,685,006	3,193,195	3,538,469

COST OF SALES:
Crude oil logistics	341,477	495,529	982,719	1,291,992
Water solutions	752	(3,128)	(8,567)	3,607
Liquids	282,961	300,766	221,115	232,276
Retail propane	60,340	45,974	20,879	29,564
Refined products and renewables	1,391,448	1,594,359	1,789,680	1,765,112
Other	182	—	—	—
Total Cost of Sales	2,077,160	2,433,500	3,005,826	3,322,551

OPERATING COSTS AND EXPENSES:
Operating	93,177	104,721	97,630	105,590
General and administrative	24,727	23,035	29,298	62,481
Depreciation and amortization	53,152	59,180	56,761	59,831
Loss on disposal or impairment of assets, net	317,726	1,328	1,291	421
Revaluation of liabilities	(36,257)	(19,312)	(15,909)	(11,195)
Operating (Loss) Income	(204,245)	82,554	18,298	(1,210)

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	2,113	2,858	2,432	8,718
Interest expense	(34,540)	(36,176)	(31,571)	(30,802)
Gain on early extinguishment of debt	28,532	—	—	—
Other income (expense), net	2,634	2,161	1,955	(1,175)
(Loss) Income Before Income Taxes	(205,506)	51,397	(8,886)	(24,469)

INCOME TAX (EXPENSE) BENEFIT	(1,479)	(402)	2,786	(538)

Net (Loss) Income	(206,985)	50,995	(6,100)	(25,007)

LESS: NET LOSS (INCOME) ALLOCATED TO GENERAL PARTNER	178	(16,239)	(16,185)	(15,374)
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2,853	(6,838)	(3,497)	(4,350)
NET (LOSS) INCOME ALLOCATED TO LIMITED PARTNERS	$(203,954)	$27,918	$(25,782)	$(44,731)
BASIC (LOSS) INCOME PER COMMON UNIT	$(1.94)	$0.27	$(0.25)	$(0.43)
DILUTED (LOSS) INCOME PER COMMON UNIT	$(1.94)	$0.22	$(0.25)	$(0.43)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	104,930,260	105,338,200	105,189,463	103,888,281
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	104,930,260	106,194,547	105,189,463	103,888,281

EXHIBIT 99.2

	As Corrected
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
	2015	2014	2014	2014
REVENUES:
Crude oil logistics	$900,077	$1,694,881	$2,111,143	$1,929,283
Water solutions	49,768	50,241	52,719	47,314
Liquids	543,819	685,096	539,753	475,157
Retail propane	203,172	139,765	68,358	77,902
Refined products and renewables	1,523,532	1,983,444	2,607,220	1,117,497
Other	403	(1,281)	1,333	1,461
Total Revenues	3,220,771	4,552,146	5,380,526	3,648,614

COST OF SALES:
Crude oil logistics	881,781	1,697,374	2,083,712	1,897,639
Water solutions	(2,555)	(29,085)	(9,439)	10,573
Liquids	478,524	657,010	514,064	462,016
Retail propane	109,948	81,172	39,894	47,524
Refined products and renewables	1,465,287	1,905,021	2,550,851	1,114,313
Other	36	176	383	1,988
Total Cost of Sales	2,933,021	4,311,668	5,179,465	3,534,053

OPERATING COSTS AND EXPENSES:
Operating	107,357	95,569	95,116	66,089
General and administrative	35,688	44,230	41,639	27,873
Depreciation and amortization	54,140	50,335	50,099	39,375
Loss on disposal or impairment of assets, net	6,545	30,073	4,134	432
Revaluation of liabilities	(12,264)	—	—	—
Operating Income (Loss)	96,284	20,271	10,073	(19,208)

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	4,599	1,242	3,697	2,565
Interest expense	(30,927)	(30,051)	(28,651)	(20,494)
Other income (expense), net	34,808	3,371	(617)	(391)
Income (Loss) Before Income Taxes	104,764	(5,167)	(15,498)	(37,528)

INCOME TAX BENEFIT (EXPENSE)	645	2,090	1,922	(1,035)

Net Income (Loss)	105,409	(3,077)	(13,576)	(38,563)

LESS: NET INCOME ALLOCATED TO GENERAL PARTNER	(13,474)	(11,785)	(11,059)	(9,382)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(3,630)	(5,751)	(3,416)	(90)
NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS	$88,305	$(20,613)	$(28,051)	$(48,035)
BASIC INCOME (LOSS) PER COMMON UNIT	$0.93	$(0.23)	$(0.32)	$(0.60)
DILUTED INCOME (LOSS) PER COMMON UNIT	$0.93	$(0.23)	$(0.32)	$(0.60)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	94,447,339	88,545,764	88,331,653	74,126,205
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	94,447,339	88,545,764	88,331,653	74,126,205

EXHIBIT 99.2

On February 1, 2016, we completed the sale of our general partner interest in TLP to ArcLight and recognized a gain of $130.4 million in our consolidated statement of operations (see Note 14 for a further discussion).

During the fourth quarter of fiscal year 2016, we recorded an estimated goodwill impairment charge of $380.2 million as the decline in crude oil prices and crude oil production have had an unfavorable impact on our water solutions business. Also, during the fourth quarter of fiscal year 2016, we recorded write-downs and impairments of certain property, plant and equipment of $64.7 million (see Note 14 for a further discussion).

During the fourth quarter of fiscal year 2016, we repurchased a portion of our 2019 Notes and 2021 Notes and recorded a gain on the early extinguishment of debt of $28.5 million (see Note 8 for a further discussion).

As described in Note 16, in March 2015, we agreed to release certain producers from certain commitments in return for a cash payment in March 2015 and additional cash payments over the next five years. Upon execution of these agreements in March 2015, we recorded a gain of $31.6 million to other income in our consolidated statement of operations, net of certain project abandonment costs.

Note 19—Subsequent Events

Sale of TLP Common Units

On April 1, 2016, we sold all of the TLP common units we owned to ArcLight for approximately $112.4 million in cash.

Repurchases of Senior Notes

During April 2016, we repurchased $5.0 million of our 2019 Notes and $19.2 million of our 2021 Notes for an aggregate purchase price of $15.1 million (excluding payments of accrued interest).  As a result, we expect to record a gain on the early extinguishment of these notes of $8.6 million (net of the write off of debt issuance costs of $0.5 million) during the three months ended June 30, 2016.

Class A Convertible Preferred Units

On April 21, 2016, we entered into an agreement to issue $200 million of 10.75% Class A Convertible Preferred Units (“Preferred Units”) to Oaktree Capital Management L.P. (“Oaktree”). Oaktree may acquire 16.6 million Preferred Units at a price of $12.03 per unit as well as 3.6 million warrants, which are subject to certain vesting and exercise terms. We expect to use the net proceeds from the issuance of the Preferred Units to repay borrowings outstanding on our Revolving Credit Facility, which may be re-borrowed in the future to fund capital expenditures and for other general partnership purposes.

Note 20—Consolidating Guarantor and Non-Guarantor Financial Information

Certain of our wholly owned subsidiaries have, jointly and severally, fully and unconditionally guaranteed the 2019 Notes and the 2021 Notes (see Note 8). Pursuant to Rule 3-10 of Regulation S-X, we have presented in columnar format the consolidating financial information for NGL Energy Partners LP, NGL Energy Finance Corp. (which, along with NGL Energy Partners LP, is a co-issuer of the 2019 Notes and 2021 Notes), the guarantor subsidiaries on a combined basis, and the non-guarantor subsidiaries on a combined basis in the tables below.

During the periods presented in the tables below, the status of certain subsidiaries changed, in that they either became guarantors of or ceased to be guarantors of the 2019 Notes and 2021 Notes. Such changes have been given retrospective application in the tables below.

There are no significant restrictions that prevent the parent or any of the guarantor subsidiaries from obtaining funds from their respective subsidiaries by dividend or loan. None of the assets of the guarantor subsidiaries (other than the investments in non-guarantor subsidiaries) are restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended.

EXHIBIT 99.2

For purposes of the tables below, (i) the consolidating financial information is presented on a legal entity basis, (ii) investments in consolidated subsidiaries are accounted for as equity method investments, and (iii) contributions, distributions, and advances to (from) consolidated entities are reported on a net basis within net changes in advances with consolidated entities in the consolidating statement of cash flow tables below.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Balance Sheet
(U.S. Dollars in Thousands)

	March 31, 2016
	NGL Energy Partners LP (Parent)(1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,749	$—	$784	$1,643	$—	$28,176
Accounts receivable-trade, net of allowance for doubtful accounts	—	—	516,362	4,652	—	521,014
Accounts receivable-affiliates	—	—	15,625	—	—	15,625
Inventories	—	—	367,250	556	—	367,806
Prepaid expenses and other current assets	—	—	94,426	1,433	—	95,859
Total current assets	25,749	—	994,447	8,284	—	1,028,480

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	—	—	1,568,488	81,084	—	1,649,572
GOODWILL	—	—	1,313,364	1,998	—	1,315,362
INTANGIBLE ASSETS, net of accumulated amortization	—	—	1,146,355	2,535	—	1,148,890
INVESTMENTS IN UNCONSOLIDATED ENTITIES	—	—	219,550	—	—	219,550
NET INTERCOMPANY RECEIVABLES (PAYABLES)	1,404,479	—	(1,402,360)	(2,119)	—	—
INVESTMENTS IN CONSOLIDATED SUBSIDIARIES	1,254,383	—	42,227	—	(1,296,610)	—
LOAN RECEIVABLE-AFFILIATE	—	—	22,262	—	—	22,262
OTHER NONCURRENT ASSETS	—	—	175,512	527	—	176,039
Total assets	$2,684,611	$—	$4,079,845	$92,309	$(1,296,610)	$5,560,155

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$—	$—	$417,707	$2,599	$—	$420,306
Accounts payable-affiliates	1	—	7,190	2	—	7,193
Accrued expenses and other payables	16,887	—	196,596	943	—	214,426
Advance payments received from customers	—	—	55,737	448	—	56,185
Current maturities of long-term debt	—	—	7,109	798	—	7,907
Total current liabilities	16,888	—	684,339	4,790	—	706,017

LONG-TERM DEBT, net of debt issuance costs and current maturities	1,011,365	—	1,894,428	7,044	—	2,912,837
OTHER NONCURRENT LIABILITIES	—	—	246,695	541	—	247,236

EQUITY
Partners’ equity	1,656,358	—	1,254,384	80,090	(1,334,317)	1,656,515
Accumulated other comprehensive loss	—	—	(1)	(156)	—	(157)
Noncontrolling interests	—	—	—	—	37,707	37,707
Total equity	1,656,358	—	1,254,383	79,934	(1,296,610)	1,694,065
Total liabilities and equity	$2,684,611	$—	$4,079,845	$92,309	$(1,296,610)	$5,560,155

(1)
The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes. Since the parent received the proceeds from the issuance of the 2019 Notes and 2021 Notes, all activity has been reflected in the parent column.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Balance Sheet
(U.S. Dollars in Thousands)

	March 31, 2015
	NGL Energy Partners LP (Parent)(1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,115	$—	$9,757	$2,431	$—	$41,303
Accounts receivable-trade, net of allowance for doubtful accounts	—	—	1,007,001	18,762	—	1,025,763
Accounts receivable-affiliates	5	—	16,610	583	—	17,198
Inventories	—	—	440,289	1,736	—	442,025
Prepaid expenses and other current assets	—	—	104,771	16,436	—	121,207
Total current assets	29,120	—	1,578,428	39,948	—	1,647,496

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	—	—	1,092,271	531,745	—	1,624,016
GOODWILL	—	—	1,526,067	32,166	—	1,558,233
INTANGIBLE ASSETS, net of accumulated amortization	—	—	1,167,795	64,513	—	1,232,308
INVESTMENTS IN UNCONSOLIDATED ENTITIES	—	—	217,600	255,073	—	472,673
NET INTERCOMPANY RECEIVABLES (PAYABLES)	1,363,792	—	(1,319,388)	(44,404)	—	—
INVESTMENTS IN CONSOLIDATED SUBSIDIARIES	1,855,386	—	56,690	—	(1,912,076)	—
LOAN RECEIVABLE-AFFILIATE	—	—	8,154	—	—	8,154
OTHER NONCURRENT ASSETS	—	—	110,195	2,717	—	112,912
Total assets	$3,248,298	$—	$4,437,812	$881,758	$(1,912,076)	$6,655,792

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$—	$—	$820,042	$12,976	$—	$833,018
Accounts payable-affiliates	—	—	25,690	104	—	25,794
Accrued expenses and other payables	19,690	—	172,074	10,585	—	202,349
Advance payments received from customers	—	—	53,903	331	—	54,234
Current maturities of long-term debt	—	—	4,413	59	—	4,472
Total current liabilities	19,690	—	1,076,122	24,055	—	1,119,867

LONG-TERM DEBT, net of debt issuance costs and current maturities (2)	1,082,166	—	1,395,099	250,199	—	2,727,464
OTHER NONCURRENT LIABILITIES	—	—	111,205	3,824	—	115,029

EQUITY
Partners’ equity	2,146,442	—	1,855,386	603,789	(2,459,066)	2,146,551
Accumulated other comprehensive loss	—	—	—	(109)	—	(109)
Noncontrolling interests	—	—	—	—	546,990	546,990
Total equity	2,146,442	—	1,855,386	603,680	(1,912,076)	2,693,432
Total liabilities and equity	$3,248,298	$—	$4,437,812	$881,758	$(1,912,076)	$6,655,792

(1)
The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes. Since the parent received the proceeds from the issuance of the 2019 Notes and 2021 Notes, all activity has been reflected in the parent column.

(2)	The carrying value of long-term debt in the NGL Energy Partners LP (Parent) column has been reduced by $17.8 million of debt issuance costs.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Statement of Operations
(U.S. Dollars in Thousands)

	Year Ended March 31, 2016
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$11,593,272	$182,175	$(33,337)	$11,742,110

COST OF SALES	—	—	10,843,937	28,237	(33,137)	10,839,037

OPERATING COSTS AND EXPENSES:
Operating	—	—	327,377	73,941	(200)	401,118
General and administrative	—	—	122,196	17,345	—	139,541
Depreciation and amortization	—	—	184,091	44,833	—	228,924
Loss on disposal or impairment of assets, net	—	—	303,422	17,344	—	320,766
Revaluation of liabilities	—	—	(82,673)	—	—	(82,673)

Operating (Loss) Income	—	—	(105,078)	475	—	(104,603)

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	4,374	11,747	—	16,121
Interest expense	(43,493)	—	(82,360)	(7,546)	310	(133,089)
Gain on early extinguishment of debt	—	—	28,532	—	—	28,532
Other income, net	—	—	5,533	352	(310)	5,575

(Loss) Income Before Income Taxes	(43,493)	—	(148,999)	5,028	—	(187,464)

INCOME TAX BENEFIT (EXPENSE)	—	—	574	(207)	—	367

EQUITY IN NET LOSS OF CONSOLIDATED SUBSIDIARIES	(155,436)	—	(7,011)	—	162,447	—

Net (Loss) Income	(198,929)	—	(155,436)	4,821	162,447	(187,097)

LESS: NET INCOME ALLOCATED TO GENERAL PARTNER					(47,620)	(47,620)

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(11,832)	(11,832)

NET (LOSS) INCOME ALLOCATED TO LIMITED PARTNERS	$(198,929)	$—	$(155,436)	$4,821	$102,995	$(246,549)

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Statement of Operations
(U.S. Dollars in Thousands)

	Year Ended March 31, 2015
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$16,648,382	$189,979	$(36,304)	$16,802,057

COST OF SALES	—	—	15,934,529	59,825	(36,147)	15,958,207

OPERATING COSTS AND EXPENSES:
Operating	—	—	306,576	57,555	—	364,131
General and administrative	—	—	131,898	17,532	—	149,430
Depreciation and amortization	—	—	161,906	32,043	—	193,949
Loss on disposal or impairment of assets, net	—	—	11,619	29,565	—	41,184
Revaluation of liabilities	—	—	(12,264)	—	—	(12,264)

Operating Income (Loss)	—	—	114,118	(6,541)	(157)	107,420

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	6,640	5,463	—	12,103
Interest expense	(65,723)	—	(39,023)	(5,423)	46	(110,123)
Other income, net	—	—	36,953	264	(46)	37,171

(Loss) Income Before Income Taxes	(65,723)	—	118,688	(6,237)	(157)	46,571

INCOME TAX BENEFIT (EXPENSE)	—	—	3,795	(173)	—	3,622

EQUITY IN NET INCOME (LOSS) OF CONSOLIDATED SUBSIDIARIES	103,029	—	(19,297)	—	(83,732)	—

Net Income (Loss)	37,306	—	103,186	(6,410)	(83,889)	50,193

LESS: NET INCOME ALLOCATED TO GENERAL PARTNER					(45,700)	(45,700)

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(12,887)	(12,887)

NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS	$37,306	$—	$103,186	$(6,410)	$(142,476)	$(8,394)

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Statement of Operations
(U.S. Dollars in Thousands)

	Year Ended March 31, 2014
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$9,560,124	$139,519	$(369)	$9,699,274

COST OF SALES	—	—	9,011,011	122,057	(369)	9,132,699

OPERATING COSTS AND EXPENSES:
Operating	—	—	250,841	8,958	—	259,799
General and administrative	—	—	73,756	2,104	—	75,860
Depreciation and amortization	—	—	117,573	3,181	—	120,754
Loss (gain) on disposal or impairment of assets, net	—	—	6,373	(2,776)	—	3,597

Operating Income	—	—	100,570	5,995	—	106,565

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	1,898	—	—	1,898
Interest expense	(31,818)	—	(27,031)	(51)	46	(58,854)
Other income (expense), net	—	—	202	(70)	(46)	86

(Loss) Income Before Income Taxes	(31,818)	—	75,639	5,874	—	49,695

INCOME TAX EXPENSE	—	—	(937)	—	—	(937)

EQUITY IN NET INCOME OF CONSOLIDATED SUBSIDIARIES	79,473	—	4,771	—	(84,244)	—

Net Income	47,655	—	79,473	5,874	(84,244)	48,758

LESS: NET INCOME ALLOCATED TO GENERAL PARTNER					(14,148)	(14,148)

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(1,103)	(1,103)

NET INCOME ALLOCATED TO LIMITED PARTNERS	$47,655	$—	$79,473	$5,874	$(99,495)	$33,507

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Statements of Comprehensive Income (Loss)
(U.S. Dollars in Thousands)

	Year Ended March 31, 2016
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net (loss) income	$(198,929)	$—	$(155,436)	$4,821	$162,447	$(187,097)

Other comprehensive loss	—	—	—	(48)	—	(48)

Comprehensive (loss) income	$(198,929)	$—	$(155,436)	$4,773	$162,447	$(187,145)

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.

	Year Ended March 31, 2015
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net income (loss)	$37,306	$—	$103,186	$(6,410)	$(83,889)	$50,193

Other comprehensive income (loss)	—	—	189	(62)	—	127

Comprehensive income (loss)	$37,306	$—	$103,375	$(6,472)	$(83,889)	$50,320

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.

	Year Ended March 31, 2014
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net income	$47,655	$—	$79,473	$5,874	$(84,244)	$48,758

Other comprehensive loss	—	—	(189)	(71)	—	(260)

Comprehensive income	$47,655	$—	$79,284	$5,803	$(84,244)	$48,498

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Statement of Cash Flows
(U.S. Dollars in Thousands)

	Year Ended March 31, 2016
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated

OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(74,822)	$—	$360,851	$65,466	$351,495

INVESTING ACTIVITIES:
Purchases of long-lived assets	—	—	(604,214)	(57,671)	(661,885)
Acquisitions of businesses, including acquired working capital, net of cash acquired	(624)	—	(232,148)	(1,880)	(234,652)
Cash flows from commodity derivatives	—	—	105,662	—	105,662
Proceeds from sales of assets	—	—	8,453	2	8,455
Proceeds from sale of general partner interest in TLP, net	—	—	343,135	—	343,135
Investments in unconsolidated entities	—	—	(4,480)	(6,951)	(11,431)
Distributions of capital from unconsolidated entities	—	—	11,031	4,761	15,792
Loan for natural gas liquids facility	—	—	(3,913)	—	(3,913)
Payments on loan for natural gas liquids facility	—	—	7,618	—	7,618
Loan to affiliate	—	—	(15,621)	—	(15,621)
Payments on loan to affiliate	—	—	1,513	—	1,513
Net cash used in investing activities	(624)	—	(382,964)	(61,739)	(445,327)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	2,499,000	103,500	2,602,500
Payments on revolving credit facilities	—	—	(2,041,500)	(91,500)	(2,133,000)
Repurchases of senior notes	(43,421)	—	—	—	(43,421)
Proceeds from borrowings under other long-term debt	—	—	45,873	7,350	53,223
Payments on other long-term debt	—	—	(4,762)	(325)	(5,087)
Debt issuance costs	(3,493)	—	(6,744)	—	(10,237)
Contributions from general partner	54	—	—	—	54
Contributions from limited partner	(3,829)	—	—	—	(3,829)
Contributions from noncontrolling interest owners	—	—	—	15,376	15,376
Distributions to partners	(322,007)	—	—	—	(322,007)
Distributions to noncontrolling interest owners	—	—	—	(35,720)	(35,720)
Taxes paid on behalf of equity incentive plan participants	—	—	(19,395)	—	(19,395)
Common unit repurchases	(17,680)	—	—	—	(17,680)
Net changes in advances with consolidated entities	462,456	—	(459,289)	(3,167)	—
Other	—	—	(43)	(29)	(72)
Net cash provided by (used in) financing activities	72,080	—	13,140	(4,515)	80,705

Net decrease in cash and cash equivalents	(3,366)	—	(8,973)	(788)	(13,127)
Cash and cash equivalents, beginning of period	29,115	—	9,757	2,431	41,303
Cash and cash equivalents, end of period	$25,749	$—	$784	$1,643	$28,176

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Statement of Cash Flows
(U.S. Dollars in Thousands)

	Year Ended March 31, 2015
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated

OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(59,448)	$—	$287,953	$33,886	$262,391

INVESTING ACTIVITIES:
Purchases of long-lived assets	—	—	(198,847)	(4,913)	(203,760)
Purchases of pipeline capacity allocations	—	—	(24,218)	—	(24,218)
Purchase of equity interest in Grand Mesa Pipeline	—	—	(310,000)	—	(310,000)
Acquisitions of businesses, including acquired working capital, net of cash acquired	(124,281)	—	(831,505)	(5,136)	(960,922)
Cash flows from commodity derivatives	—	—	199,165	—	199,165
Proceeds from sales of assets	—	—	11,806	14,456	26,262
Investments in unconsolidated entities	—	—	(13,244)	(20,284)	(33,528)
Distributions of capital from unconsolidated entities	—	—	5,030	5,793	10,823
Loan for natural gas liquids facility	—	—	(63,518)	—	(63,518)
Payments on loan for natural gas liquids facility	—	—	1,625	—	1,625
Loan to affiliate	—	—	(8,154)	—	(8,154)
Other	—	—	4	—	4
Net cash used in investing activities	(124,281)	—	(1,231,856)	(10,084)	(1,366,221)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	3,663,000	101,500	3,764,500
Payments on revolving credit facilities	—	—	(3,194,500)	(85,500)	(3,280,000)
Issuances of notes	400,000	—	—	—	400,000
Payments on other long-term debt	—	—	(6,666)	(22)	(6,688)
Debt issuance costs	(8,150)	—	(2,926)	—	(11,076)
Contributions from general partner	823	—	—	—	823
Contributions from noncontrolling interest owners	—	—	—	9,433	9,433
Distributions to partners	(242,595)	—	—	—	(242,595)
Distributions to noncontrolling interest owners	—	—	—	(27,147)	(27,147)
Proceeds from sale of common units, net of offering costs	541,128	—	—	—	541,128
Taxes paid on behalf of equity incentive plan participants	—	—	(13,491)	—	(13,491)
Net changes in advances with consolidated entities	(479,543)	—	499,709	(20,166)	—
Other	—	—	(194)	—	(194)
Net cash provided by (used in) financing activities	211,663	—	944,932	(21,902)	1,134,693

Net increase in cash and cash equivalents	27,934	—	1,029	1,900	30,863
Cash and cash equivalents, beginning of period	1,181	—	8,728	531	10,440
Cash and cash equivalents, end of period	$29,115	$—	$9,757	$2,431	$41,303

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.

EXHIBIT 99.2

NGL ENERGY PARTNERS LP
Consolidating Statement of Cash Flows
(U.S. Dollars in Thousands)

	Year Ended March 31, 2014
	NGL Energy Partners LP (Parent) (1)	NGL Energy Finance Corp. (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated

OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(16,625)	$—	$99,754	$2,107	$85,236

INVESTING ACTIVITIES:
Purchases of long-lived assets	—	—	(118,455)	(46,693)	(165,148)
Acquisitions of businesses, including acquired working capital, net of cash acquired	(334,154)	—	(932,373)	(2,283)	(1,268,810)
Cash flows from commodity derivatives	—	—	(35,956)	—	(35,956)
Proceeds from sales of assets	—	—	12,884	11,776	24,660
Investments in unconsolidated entities	—	—	(11,515)	—	(11,515)
Distributions of capital from unconsolidated entities	—	—	1,591	—	1,591
Other	—	—	540	(735)	(195)
Net cash used in investing activities	(334,154)	—	(1,083,284)	(37,935)	(1,455,373)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	2,545,500	—	2,545,500
Payments on revolving credit facilities	—	—	(2,101,000)	—	(2,101,000)
Issuances of notes	450,000	—	—	—	450,000
Proceeds from borrowings under other long-term debt	—	—	780	100	880
Payments on other long-term debt	—	—	(8,802)	(17)	(8,819)
Debt issuance costs	(12,931)	—	(11,664)	—	(24,595)
Contributions from general partner	765	—	—	—	765
Contributions from noncontrolling interest owners	—	—	—	2,060	2,060
Distributions to partners	(145,090)	—	—	—	(145,090)
Distributions to noncontrolling interest owners	—	—	—	(840)	(840)
Proceeds from sale of common units, net of offering costs	650,155	—	—	—	650,155
Net changes in advances with consolidated entities	(590,939)	—	556,238	34,701	—
Net cash provided by financing activities	351,960	—	981,052	36,004	1,369,016

Net increase (decrease) in cash and cash equivalents	1,181	—	(2,478)	176	(1,121)
Cash and cash equivalents, beginning of period	—	—	11,206	355	11,561
Cash and cash equivalents, end of period	$1,181	$—	$8,728	$531	$10,440

(1)	The parent and NGL Energy Finance Corp. are co-issuers of the 2019 Notes and 2021 Notes.